COMMON STOCK PURCHASE AGREEMENT

BETWEEN

CENTURA SOFTWARE CORPORATION

AND

MAJJES LIMITED

September 12, 2000

TABLE OF CONTENTS

Page

I. PURCHASE AND SALE OF COMMON STOCK

1.1 Investments

1.2 Limitations on Investment Amount

1.3 Mechanics of Notification

1.4 Closings and Settlements

1.5 Termination, Suspension and Modification of Investment Obligation

1.6 Purchase Option

II. CONDITIONS PRECEDENT

2.1 Conditions Precedent to the Obligation of the Company to Issue and Sell Common Stock

2.2 Conditions Precedent to the Obligation of the Investor to Purchase Common Stock Pursuant to a Capital Demand Notice

2.3 Due Diligence Review

2.4 Suspensions of Effectiveness

III. REPRESENTATIONS AND WARRANTIES OF INVESTOR

3.1 Authorization; Enforcement

3.2 Not an Affiliate

3.3 Organization and Standing

3.4 Absence of Conflicts

3.5 Placement Agent

3.6 Financial Capability

3.7 Compliance with Securities Laws

IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1 Corporate Organization

4.2 Capitalization and Indebtedness

4.3 Subsidiaries

4.4 Authorization; Enforcement; Compliance with Other Instruments

4.5 No Conflicts

4.6 Compliance with Applicable Law; Regulatory Permits

4.7 Absence of Litigation

4.8 SEC Documents, Financial Statements

4.9 No Undisclosed or Contingent Liabilities

4.10 [Intentionally Omitted]

4.11 Employment Matters; ERISA Matters

4.12 Absence of Certain Changes

4.13 Environmental Matters

4.14 Material Contracts

4.15 Properties; Encumbrances

4.16 Insurance

4.17 Material Disclosure

4.18 Intellectual Property

4.19 [Intentionally Omitted]

4.20 [Intentionally Omitted]

4.21 No Brokers

4.22 Acknowledgment Regarding the Investor's Purchase of the Common Stock

4.23 Certain Transactions

4.24 Securities Act of 1933

4.25 Foreign Corrupt Practices

4.26 Investment Company Status

V. COVENANTS

5.1 Registration Rights

5.2 Reservation of Common Stock

5.3 Listing of Common Stock

5.4 Exchange Act Registration

5.5 Legends

5.6 Corporate Existence

5.7 Additional SEC Documents

5.8 Registration Requirements

5.9 Registration Procedures

5.10 Information by Investor

5.11 Consolidation; Merger

5.12 No Other Similar Agreements

5.13 Closing Date Obligations

5.14 Registration of Purchase Option Shares

5.15 Compliance with Securities Laws

VI. ASSIGNMENT, ENTIRE AGREEMENT, AMENDMENT, TERMINATION

6.1 Successors and Assigns

6.2 Entire Agreement; Amendment

6.3 Publicity

6.4 Termination

VII. NOTICES; COSTS AND EXPENSES

7.1 Notices

7.2 Costs and Expenses

VIII. INDEMNIFICATION AND CONTRIBUTION

8.1 Indemnification

8.2 Contribution

IX. GOVERNING LAW; MISCELLANEOUS

9.1 Governing Law

9.2 Counterparts

9.3 Headings

9.4 Severability

9.5 Survival

9.6 No Third Party Beneficiaries

9.7 Further Assurances

9.8 Construction

9.9 Equitable Relief

9.10 Consent to Jurisdiction

APPENDIX A Defined Terms A-1

SCHEDULES

4.2(a) Capitalization

4.3 Subsidiaries

4.7 Litigation

4.18(a) Intellectual Property

4.18(i) Due Dates for Payments Concerning Intellectual Property

CROSS REFERENCES

Defined Term

"Account Designation Notice" Section 1.4(a)

"Advice" Section 2.4

"Affiliate" Appendix A

"Agreement" Preamble

"Balance Sheet" Section 4.9

"Blue Sky Laws" Section 5.8

"Blocking Event" Section 1.5(a)(i)

"By-laws" Section 4.2(a)

"Business Intellectual Property" Appendix A

"Business Trade Secrets" Section 4.18(j)

"Buy-In Actual Damages" Section 1.4(b)

"Capital Demand Notice" Section 1.3(a)

"Capital Stock" Appendix A

"Certificate of Incorporation" Section 4.2(a)

"Claims" Section 8.1(a)

"Closing Date" Appendix A

"Code" Section 4.11

"Commitment Period" Appendix A

"Common Stock" Recitals

"Company" Preamble

"Company Assets" Section 4.15

"Company Permits" Section 4.6

"Condition Precedent Date" Section 2.2

"DTC" Section 1.4(a)

"Due Diligence Materials" Section 2.3(a)

"Due Diligence Period" Appendix A

"Due Diligence Request List" Appendix A

"Effective Date" Appendix A

"Environmental Laws" Section 4.13

"ERISA" Section 4.11

"Exchange Act" Appendix A

"GAAP" Section 4.8(a)

"Governmental Entity" Appendix A

"Hard Floor Price" Appendix A

"Hazardous Substance" Section 4.13

"Indemnified Damages" Section 8.1(a)

"Indemnified Party" Section 8.1(b)

"Indemnified Person" Section 8.1(a)

"Intellectual Property" Appendix A

"Intellectual Property Contracts" Appendix A

"Intellectual Property Rights" Section 4.18

"Investor" Preamble

"Investor Purchaser Notice" Section 1.3(b)

"Licensed Intellectual Property" Appendix A

"Liens" Section 4.15

"Material Adverse Effect" Appendix A

"Material Contracts" Section 4.14(a)

"Maximum Draw Down Amount" Appendix A

"Minimum Draw Down Amount" Appendix A

"Minimum Share Amount" Section 1.1(a)

"NASD" Section 2.1(e)

"Nasdaq" Section 4.8(a)

"Notice" Section 5.9(e)

"Notice of Blocking Period" Section 2.4

"Organic Change" Section 1.6(b)(iii)

"Owned Intellectual Property" Appendix A

"Permitted Transferee" Section 6.1

"Person" Appendix A

"Placement Agent" Section 3.9

"Plans" Appendix A

"Principal Market" Appendix A

"Prospectus" Appendix A

"Purchase Option" Section 1.6(a)(i)

"Purchase Option Exercise Price" Appendix A

"Purchase Option Share Amount" Appendix A

"Purchase Period" Appendix A

"Purchase Period Obligation" Appendix A

"Purchase Price" Appendix A

"Qualified Daily Trading Limit" Appendix A

"Registered" Appendix A

"Registrable Securities" Appendix A

"Registration Statement" Section 1.5(a)(i)

"Releases" Section 4.13

"SEC" Section 2.2(a)

"SEC Disclosure Documents" Appendix A

"SEC Documents" Section 4.8

"SEC Filings" Appendix A

"Securities Act" Appendix A

"Settlement" Appendix A

"Settlement Date" Appendix A

"Subsidiary" Section 4.3

"Suit" Section 4.18(c)

"Tax Return" Appendix A

"Taxes" Appendix A

"Trading Day" Appendix A

"Transaction" Section 3.9

"Transfer Agent" Section 1.4(a)

"Violations" Section 8.1(a)

"VWAP" Appendix A

"WARN" Section 4.11

COMMON STOCK PURCHASE AGREEMENT

COMMON STOCK PURCHASE AGREEMENT dated as of September 12, 2000 (the "Agreement"), between MAJJES Limited. and existing under the laws of the Cayman Islands (the "Investor"), and Centura Software Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Company").

W I T N E S S E T H :

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Company may elect from time to time to issue to the Investor, and the Investor shall be obligated to purchase from the Company up to $100 million of the Company's Common Stock, $0.01 par value per share (the "Common Stock");

WHEREAS, terms used in this Agreement without being specifically defined shall have the meanings set forth in Appendix A to this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

I. PURCHASE AND SALE OF COMMON STOCK.

1.1 Investments. Subject to the terms and conditions set forth herein, during the Commitment Period the Company may elect to deliver a Capital Demand Notice. If the Company, in its sole discretion, elects to deliver a Capital Demand Notice in accordance with Section 1.3(a) hereof, then upon the Company's delivery of such Capital Demand Notice, the Investor, subject to the limitations of Section 1.2(a), shall, during the Purchase Period corresponding to such Capital Demand Notice, (i) be obligated to purchase from the Company the number of shares of Common Stock equal to the quotient of the Minimum Draw Down Amount divided by the Purchase Price (the "Minimum Share Amount") and (ii) be entitled, but not obligated, to purchase the number of shares of Common Stock equal to (A) the quotient of (x) the difference between the Maximum Draw Down Amount and (y) the Minimum Draw Down Amount divided by (B) the Purchase Price. The Minimum Draw Down Amount specified in any Capital Demand Notice shall not be less than $1,000,000 or more than $20,000,000, with any amount in excess of $1,000,000 in multiples of $500,000, subject to the adjustments and limitations imposed by this Agreement.

1.2 Limitations on Investment Amount.

(a) Purchase Period Obligations. Notwithstanding the obligation of the Investor to purchase the number of shares of Common Stock equal to the Minimum Share Amount, the Investor shall only be obligated to purchase during any Purchase Period a number of shares equal to the Purchase Period Obligation; provided, however, (i) that the Investor's obligation to purchase shares of Common Stock pursuant to a Capital Demand Notice shall be null and void if the Purchase Period Obligation multiplied by the Purchase Price is less than $100,000 and (ii) if during any Purchase Period, the Company shall issue any shares of Common Stock (other than shares of Common Stock issued under this Agreement, and other than the exercise of stock options granted pursuant to the Company's approved stock option plans, the exercise of warrants then outstanding or the conversion of preferred stock then outstanding) the Investor may in its sole discretion elect either to (A) purchase from the Company up to the number of shares of Common Stock so issued, at the price and on such terms as the Company issued such shares of Common Stock during such Purchase Period, or (B) not purchase any shares of Common Stock during such Purchase Period which shall eliminate any obligation of the Investor to so purchase during such Purchase Period. The Investor shall notify the Company of its election pursuant to clause (ii) above on the Trading Day immediately preceding the Closing Date relating to the last Trading Day of the Purchase Period. The Investor may waive, in its sole discretion, in whole or in part, the limitations on the Investor's obligations to purchase shares of Common Stock contained in this Section 1.2(a).

(b) 4.9% Limit. Notwithstanding anything herein to the contrary, the Investor shall not be required nor allowed to purchase, and the Company shall not issue, shares of Common Stock pursuant to this Agreement on any Closing Date to the extent such purchase, when aggregated with all other shares of Common Stock then beneficially owned by the Investor, would result in the Investor or any Affiliate of the Investor beneficially owning more than 4.9% of all the issued and outstanding Common Stock on such Closing Date. For purposes of this Agreement, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.

1.3 Mechanics of Notification.

(a) Capital Demand Notice. On any Trading Day during the Commitment Period, the Chief Executive Officer, the President, the Chief Financial Officer or the Chief Operating Officer of the Company (or such other person as designated by any of them in writing) may, at the Company's sole discretion, deliver a written notice, in the form attached hereto as Exhibit 1.3(a), by facsimile to the Investor (each such notice being a "Capital Demand Notice") which notice, in order to be valid, must specify each of the Minimum Draw Down Amount, the Maximum Draw Down Amount and the Hard Floor Price and state that the Investor, subject to the limitations, terms and conditions contained in this Agreement, shall be obligated to purchase the Minimum Share Amount during the applicable Purchase Period. A Capital Demand Notice shall be irrevocable. The Company may issue as many Capital Demand Notices as it may elect, in its sole discretion, during the Commitment Period.

(b) Investor Purchase Notice. Prior to 8:00 p.m. Eastern time on each Trading Day during the Purchase Period, the Investor may, by facsimile and electronic mail, deliver a notice to the Company in the form of Exhibit 1.3(b) attached hereto (each an "Investor Purchase Notice") setting forth the number of shares of Common Stock that the Investor elects to purchase on such Trading Day. If, by 8:00 p.m. Eastern time on the last Trading Day of the Purchase Period, the Investor has not issued, during such Purchase Period, one or more Investor Purchase Notices which, in the aggregate, indicates that the Investor has purchased or is obligated to purchase the number of shares of Common Stock equal to at least the Purchase Period Obligation, then the Investor shall be deemed to have delivered an Investor Purchase Notice on the last Trading Day of the Purchase Period which obligates the Investor to purchase a number of shares of Common Stock equal to (i) the Purchase Period Obligation minus (ii) the aggregate number of shares of Common Stock that the Investor has purchased or is obligated to purchase pursuant to all other Investor Purchase Notices delivered throughout the Purchase Period.

(c) Date of Delivery of Notices. Except as otherwise provided herein, any notices delivered by the Company to the Investor or by the Investor to the Company hereunder shall be in accordance with the terms set forth in Section 7.1.

1.4 Closings and Settlements.

(a) Deliveries. On each Settlement Date, except as otherwise described in this Section 1.4(a), (i) the Company shall credit such aggregate number of shares of Common Stock that the Investor had purchased on the Closing Date that relates to such Settlement Date to the Investor's or its designee's balance account with The Depository Trust Company ("DTC") through its Deposit Withdrawal Agent Commission system; and (ii) if such shares are so received no later than 2:00 p.m. Eastern time, the Investor shall deliver to the Company, by wire transfer of immediately available funds (or if later than 2:00 p.m. Eastern time, in funds available the next Trading Day) to an account to be designated by the Company on or prior to such Settlement Date in the form attached hereto as Exhibit 1.4(a) (the "Account Designation Notice"), a dollar amount equal to (A) the number of shares so received multiplied by (B) the Hard Floor Price. On the Settlement Date that relates to the last Trading Day of the Purchase Period, the Investor shall deliver to the Company, by wire transfer of immediately available funds to an account designated in the Account Designation Notice, a dollar amount equal to the difference between (A) the aggregate number of shares of Common Stock received in the Investor's or its designee's DTC account during the Purchase Period multiplied by the Purchase Price and (B) the aggregate payments made by the Investor to the Company pursuant to the terms of this Section 1.4(a) relating to such Purchase Period.

(b) Company's Failure to Deliver Shares. If the Company shall fail to issue to the Investor a certificate(s) required to be delivered in the time frame set forth in Section 1.4(a), the Company shall pay damages to the Investor equal to the greater of (A) actual damages incurred by the Investor as a result of the Investor's needing to "buy in" shares of Common Stock to the extent necessary to satisfy its securities delivery requirements ("Buy-In Actual Damages") and (B) if the Company fails to deliver such certificates within two Trading Days after a Settlement Date, for each Trading Day such delivery is not effected, an amount equal to 0.5% of the product of (I) the number of shares of Common Stock not issued to the Investor on a timely basis and to which the Investor is entitled and (II) the Purchase Price for such shares.

1.5 Termination, Suspension and Modification of Investment Obligation.

(a) (i) Blocking Events. The Investor shall not be obligated to purchase any shares of Common Stock from the Company pursuant to any Capital Demand Notice, nor shall a Capital Demand Notice be delivered at any time during the Commitment Period, when there shall exist any one or more of the following: (A) the withdrawal or suspension of the effectiveness of a registration statement (the "Registration Statement") for the registration of not less than the number of shares of Common Stock equal to, for any Capital Demand Notice, the Maximum Draw Down Amount divided by the Hard Floor Price, (B) the failure of the Common Stock issuable hereunder to be validly listed on the Principal Market, (C) the Company's failure to satisfy the requirements of Section 2.2 or 2.3, (D) any failure or interruption in the compliance by the Company with any of the covenants provided in Article V or (E) receipt or deemed receipt (as provided in Section 2.4) by the Investor of a Notice of Blocking Period (each of (A), (B), (C), (D) or (E), a "Blocking Event"). The Company shall be obligated to notify the Investor in writing using the form attached hereto as Exhibit 1.5(a)(i) immediately upon the occurrence of a Blocking Event.

(ii) Reduction or Elimination of Investor Obligation to Purchase During Any Purchase Period or Extension of Purchase Period. In the event that a Blocking Event occurs during a Purchase Period, at the option of the Investor, (a) the Purchase Period, and therefore the Investor's obligations, shall be extended by the number of Trading Days that such Blocking Event exists, unless such extension would be illegal or in violation of the rules or regulations of a Governmental Entity or (b) unless such Blocking Event is waived in writing by the Investor, the obligation of the Investor to purchase shares of Common Stock during such Purchase Period shall be canceled for such Purchase Period and the Investor shall be entitled to rescind any purchases made during such Purchase Period, whether or not the Settlement of such purchases has occurred prior to such Blocking Event; provided, that if the Investor desires not to rescind the purchase of any or all shares of Common Stock that it had purchased earlier in the Purchase Period and the Settlement of such purchases has occurred prior to the occurrence of a Blocking Event, the Purchase Price for such shares shall be equal to 96% of the volume weighted average of the five (or less than five, as applicable) Trading Days with the lowest VWAP beginning on the first Trading Day of the Purchase Period and ending on the Trading Day that relates to the last Settlement Date before the date of the Blocking Event; provided further, that if the Investor has purchased shares of Common Stock during the Purchase Period and the Settlement of such purchases has not occurred prior to the occurrence of a Blocking Event, the Company shall take all actions necessary to cure such Blocking Event within 48 hours. If the Company is unable to cure such Blocking Event within 48 hours, the Investor shall be entitled to rescind any purchases made during such Purchase Period and the Company shall be liable for all actual damages incurred by the Investor caused by the occurrence of the Blocking Event (including, without limitation, any Buy-In Actual Damages).

(b) Additional Events of Termination of Investor Obligation. If the Company shall become aware of its failure to comply with any requirements under Sections 5.2, 5.3, 5.4, 5.5 or 5.6, the Company shall give notice to the Investor within two (2) Trading Days from the date it becomes aware of such noncompliance. The obligation of the Investor to purchase shares of Common Stock under this Agreement may, if the Investor in its sole and absolute discretion so elects, be terminated in the event that the Company shall at any time fail to comply with its requirements of Section 5.2, 5.3, 5.4, 5.5 or 5.6 and the Company shall fail to cure such noncompliance, if such noncompliance is not publicly known, within ten (10) Trading Days after the earliest of: (i) the Company's receipt of notice from the Investor of its election to terminate this Agreement, (ii) receipt of notice from the Company to the Investor of such noncompliance pursuant to the first sentence of this Section 1.5(b) and (iii) the latest date that the Company was required to give notice to the Investor of such noncompliance pursuant to the first sentence of this Section 1.5(b)(ii); provided, that if such noncompliance is publicly known, the Investor shall not be required to give notice to the Company and the obligation of the Investor to purchase shares of Common Stock under this Agreement may, if the Investor in its sole and absolute discretion so elects, be terminated if the Company fails to cure such noncompliance within ten (10) Trading Days after such noncompliance becomes publicly known. Any such termination pursuant to this Section 1.5(b) shall not affect the continuing obligations of the Company set forth in this Agreement or provisions relating to the Purchase Option.

1.6 Purchase Option.

(a) Purchase Option.

(i) The Company hereby grants to the Investor the right to purchase, for the Purchase Option Exercise Price and otherwise on the terms and conditions set forth in this Section 1.6, that number of shares of Common Stock equal to the Purchase Option Share Amount (the "Purchase Option").

(ii) The Purchase Option may be exercised at any time and from time to time on or after the Purchase Option Exercise Date but prior to the Purchase Option Expiration Date by the Investor by notice to the Company of its desire to so exercise, accompanied by payment, by certified or official bank check payable to the order of the Company or by wire transfer to its account, in the amount of the Purchase Option Exercise Price multiplied by the number of shares of Common Stock for which the Purchase Option is then being exercised. In the event that the Purchase Option is exercised in part, the Purchase Option Share Amount shall be reduced by that number of shares of Common Stock that the Investor has exercised and the Purchase Option relating to the remainder of the Purchase Option Share Amount shall remain in full force and effect. All of the shares of Common Stock issuable upon exercise of the Purchase Option shall be registered pursuant to the Securities Act at the later of (i) the time the Investor exercises the Purchase Option, in whole or in part, and (ii) the date thirty (30) days from the date hereof, pursuant to Section 5.14.

(b) Adjustment to Purchase Option Exercise Price, Dilution and Other Events. In order to prevent dilution of the rights granted under this Purchase Option, the Purchase Option Share Amount and the Purchase Option Exercise Price will be subject to adjustment from time to time as provided in this Section 1.6(b). Any such adjustments will be applicable to the Purchase Option to the extent not yet exercised.

(i) Dividends and Distributions. If the Company shall declare or pay to the holders of the Common Stock a dividend or other distribution payable in shares of Common Stock or any other security convertible into or exchangeable for shares of Common Stock, the Investor shall be entitled to receive the number of shares of Common Stock or other securities exercisable for shares of Common Stock, as applicable, which the Investor would have been entitled to after the declaration and payment of such dividend or other distribution as if the Purchase Option then held by the Investor had been exercised immediately prior to the record date for the determination of stockholders entitled to receive such dividend or other distribution.

(ii) Stock Splits and Combinations. If the Company shall subdivide (by means of any stock split, stock dividend, recapitalization or otherwise) the outstanding shares of Common Stock into a greater number of shares of Common Stock, or combine (by means of any combination, reverse stock split or otherwise) the outstanding shares of Common Stock into a lesser number of shares, or issue by reclassification of shares of Common Stock any shares of the Company, the Purchase Option Share Amount and the Purchase Option Exercise Price in effect immediately prior thereto shall be adjusted so that the Investor shall receive the number of shares of Common Stock at the exercise price which the Investor would have been entitled after the happening of any and each of the events described above if the Investor had exercised the Purchase Option held by the Investor immediately prior to the happening of each such event on the day upon which such subdivision or combination, as the case may be, becomes effective. Additional shares of Common Stock deemed to have been issued pursuant to this Section 1.6(b) shall be deemed to have been issued for no consideration.

(iii) Organic Changes. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets (in one or a series of related transactions) to another person or entity or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change". In case the Company shall effect an Organic Change, then the Company will make appropriate provision (in form and substance reasonably satisfactory to the Investor) to insure that the provisions of this Section 1.6(b)(iii) will thereafter be applicable to the Purchase Option (including, in the case of any such Organic Change in which the successor entity or purchasing entity is other than the Company), such that the securities issuable upon exercise of the Purchase Option shall be the securities to which the Investor would have been entitled to receive, and the Purchase Option Exercise Price shall be ratably adjusted, as if the Investor had fully exercised the unexercised portion of the Purchase Option immediately prior to the Organic Change. The Company will not effect any such Organic Change unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from such Organic Change assumes, by written instrument (in form and substance satisfactory to the Investor), the obligation to deliver to the Investor such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Investor may be entitled to acquire or receive. The provisions of this subparagraph (iii) shall similarly apply to successive Organic Changes.

(iv) No Dilution or Impairment. The Company shall not, by amendment of its certificate of incorporation or through any other voluntary action, avoid the observance or performance of any of the terms of this Section 1.6(b). Without limiting the generality of the foregoing, the Company (A) shall not take any action which results in any adjustment of the Purchase Option Exercise Price or the Purchase Option Share Amount if the total number of shares of Common Stock issuable after the action upon the exercise of the Purchase Option would exceed the total number of shares of Common Stock then authorized by the Company's certificate of incorporation and available for the purpose of issue upon such exercise and (B) shall not permit the par value of any shares of stock receivable upon the exercise of the Purchase Option to exceed the amount payable therefor upon such exercise; provided, that this Section 1.6(b)(iv) shall not apply to the amendment of the Company's certificate of incorporation as it relates to the issuance of preferred stock in an arms-length transaction.

II. CONDITIONS PRECEDENT.

2.1 Conditions Precedent to the Obligation of the Company to Issue and Sell Common Stock. The obligation hereunder of the Company to issue and sell Common Stock to the Investor incident to each Closing Date is subject to the satisfaction, at or before each such Closing Date, of each of the conditions set forth below, which conditions cannot be waived without the prior written consent of the Company.

(a) Accuracy of the Investor's Representations and Warranties. The representations and warranties of the Investor, as set forth in this Agreement, without taking into account any materiality qualifications therein, shall be true and correct in all material respects as of each such Condition Precedent Date as though made at each such time (except for representations and warranties made as of a specific date).

(b) Performance by the Investor. The Investor shall have performed, satisfied and complied with in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Investor at or prior to each Condition Precedent Date.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or Governmental Entity of competent jurisdiction which prohibits or adversely affects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced which may have the effect of prohibiting or adversely affecting any of the transactions contemplated by this Agreement.

(d) Suspensions of Effectiveness. No suspensions of effectiveness shall have occurred as set forth in Section 2.4 hereof.

(e) No Suspension of Trading In or Delisting of Common Stock. The trading of the Common Stock shall not have been suspended by the SEC, the Principal Market or the National Association of Securities Dealers, Inc. ("NASD"), and the Common Stock to be issued hereunder that is listed on the Principal Market shall not have been delisted from the Principal Market. The issuance of shares of Common Stock with respect to the applicable Closing Date, if any, shall not violate the shareholder approval requirements of the Principal Market.

2.2 Conditions Precedent to the Obligation of the Investor to Purchase Common Stock Pursuant to a Capital Demand Notice. The obligation of the Investor to purchase Common Stock pursuant to a Capital Demand Notice and the obligation of the Investor hereunder to acquire and pay for Common Stock on a Closing Date is subject to the satisfaction, on the date of delivery of a Capital Demand Notice, and on each applicable Closing Date (each a "Condition Precedent Date") of each of the following conditions, which conditions cannot be waived without the prior written consent of the Investor:

(a) Effective Registration Statement. The Registration Statement shall be in effect and shall remain effective on each Condition Precedent Date and (i) neither the Company nor the Investor shall have received notice that the Securities and Exchange Commission ("SEC") has issued or intends to issue a stop order with respect to the Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or intends or has threatened to do so, and (ii) no other suspension of the use of the Registration Statement or related Prospectus shall exist.

(b) Accuracy of the Company's Representations and Warranties. The representations and warranties of the Company, as set forth in this Agreement, without taking into account any materiality qualifications therein, shall be true and correct in all material respects as of each Condition Precedent Date as though made at each such time (except for representations and warranties made as of a specific date).

(c) Performance by the Company. The Company shall have performed, satisfied and complied with in all material respects all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to each Condition Precedent Date.

(d) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or Governmental Entity of competent jurisdiction which prohibits or adversely affects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced which may have the effect of prohibiting or adversely affecting any of the transactions contemplated by this Agreement.

(e) Adverse Changes. Except as disclosed pursuant to public filings under the Exchange Act, since the date through which the most recent quarterly report of the Company on Form 10-Q (or annual report on Form 10-K if more recent) has been prepared and filed with the SEC, no event which had or is reasonably likely to have a Material Adverse Effect has occurred.

(f) No Suspension of Trading In or Delisting of Common Stock. The trading of the Common Stock shall not have been suspended by the SEC, the Principal Market or the NASD, and the number of shares of Common Stock to be issued hereunder that are required to be listed on the Principal Market pursuant to the last sentence of this Section 2.2(f) shall have been approved for listing or quotation on and shall not have been delisted from the Principal Market. The issuance of shares of Common Stock with respect to the applicable Closing Date, if any, shall not violate the shareholder approval requirements of the Principal Market. Prior to the commencement of any Purchase Period, the number of shares of Common Stock listed on the Principal Market that are to be issued pursuant to this Agreement shall not be less than the sum of (i) the maximum number of shares of Common Stock issuable during such Purchase Period and (ii) the number of shares of Common Stock issuable upon exercise of the Purchase Option.

(g) Legal Opinions. The Company shall have caused to be delivered to the Investor, on the date hereof and on the Trading Day immediately prior to the first Trading Day of the first Purchase Period in each calendar quarter, a letter of the Company's independent counsel containing the opinions and statements set forth in Exhibit 2.2(g) hereto.

(h) Accountant's Letter. The Company shall have furnished to the Investor a comfort letter of its independent auditors in customary form, including a statement to the effect that they have performed the procedures in accordance with the provisions of Statement on Auditing Standards No. 71, as amended, as agreed to by the parties hereto, and reports thereon as shall have been reasonably requested by the Investor with respect to certain financial information contained in the Registration Statement and shall have delivered to the Investor a report addressed to the Investor on the Trading Day immediately prior to the first Trading Day of the first Purchase Period in each calendar quarter.

(i) Officer's Certificate. The Company shall have delivered to the Investor, on the first Closing Date of each Purchase Period, a certificate in form and substance reasonably acceptable to the Investor, executed by an executive officer of the Company and to the effect that all the conditions to such Closing shall have been satisfied as at the date of each such certificate.

(j) Due Diligence. The Investor shall have been reasonably satisfied with the adequacy of the disclosure contained in the Registration Statement.

(k) Suspensions of Effectiveness. No suspensions of effectiveness shall have occurred as set forth in Section 2.4 hereof.

(l) Transfer Agent Instructions. The Company shall have issued irrevocable instructions to its Transfer Agent (in the form attached hereto as Exhibit 2.2(l)) to issue certificates, or at the Investor's request, to electronically issue such shares (e.g., through DWAC or DTC) (such electronic issuance to be made only if such shares have been registered under the Securities Act), registered in the name of the Investor or its respective nominee(s), for the Common Stock issuable under this Agreement.

2.3 Due Diligence Review.

(a) Upon delivery of a Capital Demand Notice, the Company shall also deliver or make available, during normal business hours, for inspection and review by the Investor, advisors to and representatives of the Investor (who may or may not be affiliated with the Investor), all such information reasonably requested in the applicable Due Diligence Request List (the "Due Diligence Materials") (including, without limitation, responses to all questions and other inquiries reasonably made or submitted therein), for the sole purpose of enabling the Investor and such representatives, advisors and underwriters and their respective accountants and attorneys to conduct initial and ongoing due diligence with respect to the Company and the accuracy of the Registration Statement.

(b) Prior to disclosure of material non-public information to the Investor, advisors to or representatives of the Investor, the Company shall identify such information as being material nonpublic information and provide the Investor, such advisors and representatives with the opportunity to accept or refuse to accept such nonpublic information for review. If the Company discloses material nonpublic information to the Investor, advisors to or representatives of the Investor prior to disclosure of such information in a registration statement, prospectus or amendment thereto, the Company shall suspend the effectiveness of the Registration Statement pursuant to Section 2.4, which event shall constitute a Blocking Event pursuant to Section 1.5(a)(i).

2.4 Suspensions of Effectiveness. If the Company's management determines in its good faith judgment (i) that it is required or advisable to do so or (ii) that any fact exists or any event has occurred that makes any statement of a material fact made in the Registration Statement, the prospectus, any amendment or supplement thereto, or any document incorporated by reference therein untrue in any material respect, or that requires the making of any additions to or changes in the Registration Statement or the prospectus, in order to make the statements therein not misleading in any material respect, the Company shall (i) notify the Investor using the form attached hereto as Exhibit 2.4 (a "Notice of Blocking Period") that it may not sell the Registrable Securities pursuant to any Registration Statement or prospectus and (ii) request that the SEC suspend the effectiveness of the Registration Statement; provided, that if the Investor reasonably believes, after consultation with its attorneys and with the Company and after notice to the Company, that a fact exists or an event has occurred that makes any statement of a material fact made in the Registration Statement, the prospectus, any amendment or supplement thereto, or any document incorporated by reference therein untrue in any material respect, or that requires the making of any additions to or changes in the Registration Statement or the prospectus, in order to make the statements therein not misleading in any material respect, then the Company shall have been deemed to have delivered a Notice of Blocking Period to the Investor. The Investor agrees by acquisition of the Registrable Securities that, upon receipt of a Notice of Blocking Period from the Company, the Investor shall not purchase, offer to purchase, dispose of, sell or offer for sale the Registrable Securities pursuant to the Registration Statement until such Investor receives (i) copies of the supplemented or amended prospectus, or until counsel for the Company shall have determined that such disclosure is not required due to subsequent events, (ii) notice in writing (the "Advice") from the Company that the use of the prospectus may be resumed and (iii) copies of any additional or supplemental filings that are incorporated by reference in the Prospectus. If so directed by the Company in connection with any such notice, each Investor will deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such Investor's possession, of the prospectus covering such Registrable Securities that was current immediately prior to the time of receipt of such notice.

III. REPRESENTATIONS AND WARRANTIES OF INVESTOR.

The Investor represents and warrants to the Company as follows:

3.1 Authorization; Enforcement. The Investor has full power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Investor. No other proceedings on the part of Investor are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms hereof. This Agreement has been validly executed and delivered by the Investor and is a valid and binding agreement of the Investor enforceable against it in accordance with its terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and similar laws relating to, or affecting generally the enforcement of, applicable creditors' rights and remedies.

3.2 Not an Affiliate. The Investor is not an officer, director or Affiliate of the Company.

3.3 Organization and Standing. The Investor is duly organized, validly existing, and in good standing under the laws of the Cayman Islands, and has all requisite power and authority to carry on its business as now being conducted, and is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualifications necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a material adverse effect.

3.4 Absence of Conflicts. The execution and delivery of this Agreement and any other document or instrument executed in connection herewith, and the consummation of the transactions contemplated hereby and thereby, and compliance with the requirements hereof and thereof, will not violate the provision of any indenture, instrument or agreement to which the Investor is a party or is subject, or by which the Investor or any of its assets is bound, or conflict with or constitute a material default thereunder, or result in the creation or imposition of any Lien pursuant to the terms of any such indenture, instrument or agreement, or constitute a breach of any fiduciary duty owed by the Investor to any third party.

3.5 Placement Agent. The Investor acknowledges that Rochon Capital Group, Ltd. is acting as placement agent (the "Placement Agent") in connection with transaction described in this Agreement (the "Transaction") and will be compensated by the Company for acting in such capacity. The Investor further acknowledges that the Placement Agent has acted solely as placement agent in connection with the Transaction, that the Investor has not obtained any advice from the Placement Agent concerning its investment or participation herein, that any information materials provided to the Investor in connection with the Transaction has not been subjected to independent verification by the Placement Agent, and that the Placement Agent makes no representation or warranty with respect to the accuracy or completeness of such information materials. The Investor further acknowledges that in making its decision to enter into this Agreement and purchase the Company's Common Stock, it has relied on its own examination of the Company and the terms and consequences of making an investment in the Transaction. The Investor understands that the provisions of this section 3.5 are for the benefit of, and may be enforced by, the Placement Agent.

3.6. Financial Capability. The Investor presently has, or has available to it, the financial capacity and the necessary capital to perform on a timely basis all of its obligations hereunder. The Investor has, or has available to it, sufficient funds to satisfy all of its financial obligations under this Agreement. The Investor will promptly notify the Company of any event or circumstance that could be reasonably expected to hinder the Investor's ability to perform its obligations hereunder.

3.7 Compliance with Securities Laws. The Investor believes that any transactions in the Common Stock effected by the Investor pursuant to this Agreement comply with all applicable securities laws, including, without limitation, if applicable, Regulation M promulgated under the Exchange Act and the rules and regulations of the NASD.

IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY .

The Company represents and warrants to the Investor as follows:

4.1 Corporate Organization. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power and authority to own or lease and operate its properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.2 Capitalization and Indebtedness.

(a) The description of the capital stock of the Company, the number of shares of authorized capital stock of the Company and the number of shares of capital stock of the Company that is issued and outstanding are accurately and completely described in all material respects in the Registration Statement and the Prospectus or as set forth in Schedule 4.2(a). All of the outstanding shares have been validly issued and are fully paid and nonassessable. Except as disclosed in the Registration Statement and the Prospectus or as set forth in Schedule 4.2(a), no shares of Common Stock or Preferred Stock are subject to preemptive rights or any other similar rights or any Liens suffered or permitted by the Company. Except as disclosed in the Registration Statement and the Prospectus or as set forth in Schedule 4.2(a), (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of Capital Stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of Capital Stock of the Company or any of its Subsidiaries, (ii) there are no outstanding debt securities, notes, credit agreements, or other agreements, documents or instruments evidencing indebtedness of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is or may become bound and (iii) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act (except as provided in this Agreement). Except as disclosed in the Registration Statement and the Prospectus or as set forth in Schedule 4.2(a), there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of any of the Common Stock as described in this Agreement. The Company's Registration Statement contains true and correct copies of the Company's Certificate of Incorporation, as amended and as in effect on the date hereof (the "Certificate of Incorporation"), and the Company's By-laws, as in effect on the date hereof (the "By-laws"), and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto.

(b) Upon issuance of the Common Stock, and payment of the Purchase Price therefor, pursuant to a purchase and sale in accordance with the terms of this Agreement, the Company will transfer to the Investor good and valid title to the Common Stock, free and clear of any Liens, and such Common Stock will be duly authorized, fully paid and nonassessable.

4.3 Subsidiaries.

(a) The Company does not have any subsidiaries other than those listed on Exhibit 21 to the Company's most recent Annual Report on Form 10-K (the "Subsidiaries").

(b) Except as disclosed in the Registration Statement and the Prospectus or as set forth in Schedule 4.3, (i) all the outstanding stock or other equity or ownership interests of each Subsidiary is owned free and clear of all material Liens and is validly issued and (ii) there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which any Subsidiary is a party or otherwise obligating any Subsidiary to issue or sell, or entitling any Person to acquire from any Subsidiary, and no Subsidiary is a party to any agreement, arrangement or commitment obligating it to repurchase, redeem or otherwise acquire, any shares of the Capital Stock or any securities convertible into or exchangeable for the Capital Stock of any such Subsidiary.

4.4 Authorization; Enforcement; Compliance with Other Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to issue, sell and perform its obligations with respect to the Common Stock and the shares of Common Stock issuable upon exercise of the Purchase Option, each in accordance with the terms hereof, (ii) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby, including, without limitation, the issuance of the Common Stock (including the shares of Common Stock issuable upon exercise of the Purchase Option) and the reservation for issuance of the Common Stock (including the shares of Common Stock issuable upon exercise of the Purchase Option) have been duly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders, except that the consent of the Company's stockholders may be required, if the number of authorized shares of Common Stock would not be sufficient to issue the maximum number of shares of Common Stock requested to be issued in a Capital Demand Notice, to increase the number of authorized shares of Common Stock, prior to the delivery by the Company of a Capital Demand Notice, to an amount that would be sufficient to issue the maximum number of shares of Common Stock so requested in such Capital Demand Notice; provided, that no further consent or authorization is required by the Company, its Board of Directors or its stockholders, without exception, for the reservation for issuance or the issuance of the shares of Common Stock issuable upon exercise of the Purchase Option, and (iii) this Agreement has been duly executed and delivered by the Company. To the Knowledge of the Company, no other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement and the issuance of the Common Stock issuable upon each Closing Date and pursuant to the Purchase Option, and the consummation of the transactions contemplated hereby in accordance with the terms hereof, except that the consent of the Company's stockholders may be required, if the number of authorized shares of Common Stock would not be not sufficient to issue the maximum number of shares of Common Stock requested to be issued in a Capital Demand Notice, to increase the number of authorized shares of Common Stock, prior to the delivery by the Company of a Capital Demand Notice, to an amount that would be sufficient to issue the maximum number of shares of Common Stock so requested in such Capital Demand Notice; provided, that no further consent or authorization is required by the Company, its Board of Directors or its stockholders, without exception, for the reservation for issuance or the issuance of the shares of Common Stock issuable upon exercise of the Purchase Option. The Common Stock issuable in accordance with the terms of this Agreement, upon the payment of the purchase price therefor in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable, and this Agreement, when executed and delivered, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

4.5 No Conflicts. Except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the Certificate of Incorporation of the Company or its Subsidiaries or their respective By-laws, or (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on or against any of the properties of the Company or any of its Subsidiaries, any note, bond, mortgage, agreement, license, indenture or instrument to which the Company or any of its Subsidiaries is a party, or result in a violation of any statute, law, rule, regulation, writ, injunction, order, judgment or decree (including U.S. federal and state securities laws and regulations and the rules and regulations of the Principal Market on which the Common Stock is traded or listed) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Except as to violations or defaults which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, neither the Company nor its Subsidiaries is in violation of any term of or in default under its Certificate of Incorporation, or By-laws or its organizational charter or by-laws, respectively, or in violation of any term of or in default under any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries. Except as specifically contemplated by this Agreement and as required under the Securities Act, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental or regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement in accordance with the terms hereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company is not in violation of the listing requirements of the Principal Market and does not reasonably anticipate that the Common Stock will be delisted by the Principal Market in the foreseeable future. The Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.

4.6 Compliance with Applicable Law; Regulatory Permits. The businesses of the Company are not being conducted in violation of any law, ordinance, rule, regulation, judgment, decree or order of any Governmental Entity, except for possible violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries possess all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to conduct their respective businesses as currently being conducted (collectively, the "Company Permits"). There is no action pending or, to the Knowledge of the Company or its Subsidiaries, threatened regarding the suspension or cancellation of any of the Company Permits, the suspension or cancellation of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, any of the Company Permits, the default or violation of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.7 Absence of Litigation. Except as disclosed in the Registration Statement and the Prospectus, there is no action, suit, proceeding, inquiry or investigation before or by any Governmental Entity or arbitrator pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company or its Subsidiaries or their respective directors or officers, or the Common Stock, wherein an unfavorable decision, ruling or finding, individually or in the aggregate, could result in a loss of $100,000 or more or which could have a Material Adverse Effect. Schedule 4.7 contains a complete list and summary description of any pending, or to the Knowledge of the Company or its Subsidiaries, threatened proceeding against or affecting the Company or any of its Subsidiaries which could result in a loss of $100,000 or more, without regard to whether it would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as disclosed in the Registration Statement and the Prospectus, there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries that has had, or would reasonably be expected in the future to have, individually or in the aggregate, a Material Adverse Effect or which would reasonably be expected to, individually or in the aggregate, materially adversely affect the transactions contemplated by this Agreement.

4.8 SEC Documents, Financial Statements.

(a) The Common Stock is registered pursuant to Section 12(g) of the Exchange Act and the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing, and all other documents and registration statements, whether heretofore or hereafter filed by the Company with the SEC, and the Registration Statement, when declared effective, and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). The Common Stock is currently listed or quoted on the Principal Market which is, as of the date hereof, the National Association of Securities Dealers Automated Quotation System ("Nasdaq") National Market. The Company (i) has delivered or made available to the Investor or its advisor or representative true and complete copies of the SEC Documents as the Investor or its advisor or representative has requested from the Company and (ii) agrees to deliver or make available to the Investor or its advisor or representative true and complete copies of any additional SEC Documents, upon request. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has not provided to the Investor any material information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement. As of the date of delivery by the Investor of the Prospectus contained in the Registration Statement in connection with sales of Common Stock by the Investor, such Prospectus will comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC promulgated thereunder, and other federal, state and local laws, rules and regulations applicable to such Prospectus. As of their respective dates, the financial statements of the Company forming part of the Registration Statement and the Prospectus complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company and its Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(b) During the three (3) years preceding the date hereof, the SEC has not issued an order preventing or suspending the use of any prospectus relating to the offering of any shares of Common Stock or instituted proceedings for that purpose.

4.9 No Undisclosed or Contingent Liabilities. Except as disclosed in the Registration Statement and the Prospectus, neither the Company nor any of its Subsidiaries has any claims, liabilities or obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that would be required to be reflected or reserved against on a consolidated balance sheet of the Company and its consolidated Subsidiaries under GAAP, except for claims, liabilities or obligations (i) reflected or reserved against on the most recent consolidated balance sheet of the Company (the "Balance Sheet"), (ii) disclosed in the Registration Statement and the Prospectus or (iii) incurred by the Company or any of its Subsidiaries since the date of filing of the most recent SEC Disclosure Document, which are in the ordinary course of business and which are consistent with past practice and that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.10 [Intentionally Omitted].

4.11 Employment Matters; ERISA Matters. Except as disclosed in the Registration Statement and the Prospectus, the Company and its Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, except where failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as disclosed in the Registration Statement and the Prospectus, there are no pending investigations involving the Company or any of its Subsidiaries by the U.S. Department of Labor or any other Governmental Entity responsible for the enforcement of such federal, state, local or foreign laws and regulations, except where the results of any such investigation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as disclosed in the Registration Statement and the Prospectus, there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other authority or arbitrator or any strike, picketing, boycott, dispute, slowdown, lockout or stoppage pending or, to the Knowledge of the Company or its Subsidiaries, threatened against or involving the Company or any of its Subsidiaries, except where such charge, complaint, strike, picket, boycott, dispute, slowdown, lockout or stoppage would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as disclosed in the Registration Statement and the Prospectus, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement. Except as disclosed in the Registration Statement and the Prospectus, no employees of the Company or any of its Subsidiaries are represented by any labor organization, no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification to the Company or any of its Subsidiaries and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company or its Subsidiaries, threatened to be brought or filed with any labor relations tribunal or authority relating to the Company or any of its Subsidiaries, whether in the United States or of any jurisdiction outside of the United States. There are no organizing activities involving the Company or any of its Subsidiaries pending with any labor organization or group of employees of the Company, except where the existence of such activities would not reasonably be expected to have a Material Adverse Effect.

Neither the Company nor any of its Subsidiaries has effectuated (A) a plant closing (as defined in the Worker Adjustment and Retraining Notification Act ("WARN")) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (B) a mass layoff (as defined under WARN) affecting any site of employment or facility of the Company or any of its Subsidiaries nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation, except for such closings or layoffs which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and except as disclosed in the Registration Statement and the Prospectus. None of the employees of the Company or any of its Subsidiaries has suffered an employment loss (as defined under WARN) during the 180-day period prior to the date of this Agreement, except as disclosed in the Registration Statement and the Prospectus and except where such loss would not reasonably be expected to have a Material Adverse Effect. Each facility or location of the Company or any of its Subsidiaries has been operated as a single site of employment (as defined under WARN) at all times since the enactment of WARN, except as disclosed in the Registration Statement and the Prospectus and except where the failure to operate as such would not reasonably be expected to have a Material Adverse Effect. Except for such failures that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has maintained and administered the Plans in accordance with their terms, the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), the Internal Revenue Code of 1986, as amended (the "Code") and other applicable laws. None of the Plans is subject to Title IV of ERISA and no Plan is a multiemployer plan (within the meaning of Section 3(37) of ERISA). Except as disclosed in the Registration Statement and the Prospectus, and as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has any obligation to provide post-retirement health or life benefits. Except as disclosed in the Registration Statement and the Prospectus, there is no pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened legal action, suit or claim relating to the Plans, except for such legal action which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as disclosed in the Registration Statement and the Prospectus, no action, suit, proceeding, hearing or investigation with respect to the administration of the investment of the assets of any such Plan (other than routine claims for benefits) is pending or threatened, except for such action, suit, proceeding, hearing or investigation which would not reasonably be expected to have, if adversely determined, individually or in the aggregate, a Material Adverse Effect. Except as disclosed in the Registration Statement and the Prospectus, and as would not reasonably be expected to have a Material Adverse Effect, all contributions and other payments required to be made by the Company or any of its Subsidiaries to any Plan as of the Closing Date, or with respect to any period ending prior to the Closing Date, have been made or will be made on or prior to the Closing Date.

Except for that which would not, individually or in the aggregate, be required to be disclosed in the Registration Statement and in the Prospectus, the Company has heretofore delivered or made available to the Purchaser correct and complete copies of each of the Company's or its Subsidiaries' Plans. Except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Plan intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the Internal Revenue Service regarding its qualification under such section and no event has occurred which cause any such Plan to lose its qualification.

Except as disclosed in the Registration Statement and the Prospectus, and as would not reasonably be expected to have a Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not (i) entitle any employee to severance pay or (ii) accelerate the time of payment, vesting, or increase the amount of any compensation or benefits to any employee of the Company or any of its Subsidiaries.

4.12 Absence of Certain Changes.

(a) Except as disclosed in the Registration Statement and the Prospectus, since the date of the filing of its most recent SEC Disclosure Document or the end of the most recent fiscal quarter before the delivery of each Capital Demand Notice, as the case may be, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and except in the ordinary course of business consistent with past practice there has not been:

(i) any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(ii) except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of Capital Stock of the Company or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of Capital Stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

(iii) except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, any amendment of any term of any outstanding security of the Company or any Subsidiary;

(iv) except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money, other than (i) working lines of credit or borrowings under existing lines of credit or floor plan financing arrangements, (ii) any license fees and royalties and (iii) pursuant to any lease;

(v) except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, any creation or assumption by the Company or any Subsidiary of any Lien on any material asset other than in the ordinary course of business consistent with past practice;

(vi) except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practice;

(vii) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(viii) except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement; or

(ix) except for that which would not be expected to have, individually or in the aggregate, a Material Adverse Effect, any change in any method of accounting or accounting practice by the Company or any Subsidiary.

(b) Neither the Company nor any of its Subsidiaries have initiated, and do not currently expect to initiate, seeking protection pursuant to any bankruptcy law nor does the Company or its Subsidiaries have any Knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

4.13 Environmental Matters. Except as disclosed in the Registration Statement and the Prospectus and except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries have obtained all approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any Environmental Laws. "Environmental Laws" shall mean all applicable laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating Releases of Hazardous Substances into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances. "Hazardous Substance" shall include any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic or hazardous substance, hazardous waste, medical waste, special waste or solid waste under Environmental Laws, including, but not limited to petroleum, PCBs or asbestos containing materials. "Releases" shall mean any escaping, leaking, spilling, leaking, pumping, emitting, emptying, discharging, injecting, dumping or disposing of Hazardous Substances into the environment. Except as disclosed in the Registration Statement and the Prospectus and except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company or its Subsidiaries that violate or could reasonably be expected to violate any Environmental Law or that could reasonably be expected to give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling or Release of any Hazardous Substance.

4.14 Material Contracts.

(a) Except as disclosed in the Registration Statement and the Prospectus and except for that which would be required to be so disclosed under the Securities Act or the Exchange Act, neither the Company nor any Subsidiary is a party to or bound by any agreement or arrangement ("Material Contracts").

(b) Each Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of the Company or the Subsidiary party thereto and, to the Knowledge of the Company or its Subsidiaries, each other party thereto, and is enforceable against the Company or its Subsidiaries and, to the Knowledge of the Company or its Subsidiaries, each other party thereto in accordance with its terms, except to the extent that such enforceability is limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity, and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company or its Subsidiaries, any other party thereto is in conflict therewith or in violation or breach thereof or default thereunder, except as disclosed in the Registration Statement and the Prospectus and except for such conflicts, violations, breaches and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.15 Properties; Encumbrances. Except as disclosed in the Registration Statement and the Prospectus and except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries has good and valid title, and in the case of real property, insurable title, to all properties and assets which it purports to own (real, personal and mixed, tangible and intangible, including all forms of goodwill, rights, intellectual property and intellectual property rights) (collectively, the "Company Assets") and are free and clear of all liens, mortgages, claims, interests, charges, security interests or other encumbrances or adverse interests of any nature whatsoever and other title or interest retention arrangements ("Liens").

4.16 Insurance. Except as disclosed in the Registration Statement and the Prospectus and except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, all current primary, excess and umbrella policies of insurance owned or held by or on behalf of or providing insurance coverage to the Company or any of its Subsidiaries are in full force and effect. Except as disclosed in the Registration Statement and the Prospectus and except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to all such insurance policies purchased by the Company or any of its Subsidiaries, no premiums are in arrears and no notice of cancellation or termination has been received with respect to any such policy, other than notices of cancellation or termination routinely sent at the end of a policy term. Except as disclosed in the Registration Statement and the Prospectus and except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as is prudent and customarily maintained by corporations of similar size and engaged in similar lines of businesses as the Company and its Subsidiaries are engaged. Neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.17 Material Disclosure. There is no fact, transaction or development which the Company has not disclosed to the Investor in writing (including pursuant to the SEC Documents filed prior to the date hereof) which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. This Agreement (including any Exhibit or Schedule hereto) and any written statements, documents or certificates furnished to the Investor by the Company or its Subsidiaries prior to the date hereof in connection with the transactions contemplated hereby, taken as a whole, do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed (assuming for this purpose that the Company's reports filed under the Exchange Act are being incorporated into an effective registration statement filed by the Company under the Securities Act).

4.18 Intellectual Property

(a) Schedule 4.18(a) sets forth a true and complete list and summary description of all (i) Registered or material Owned Intellectual Property (each identified as a Patent, Trademark, Trade Secret, Copyright or Other Proprietary Right, as the case may be) and (ii) material Intellectual Property Contracts.

(b) Except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Owned Intellectual Property is valid, subsisting and enforceable. Except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Licensed Intellectual Property is valid, subsisting and enforceable. Except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Owned Intellectual Property has been canceled or adjudicated invalid (excepting any expirations in the ordinary course), or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting the Company's rights thereto. Except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Licensed Intellectual Property has been canceled or adjudicated invalid (excepting any expirations in the ordinary course), or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting the Company's rights thereto. Except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Owned Intellectual Property has been used in a commercially reasonable manner with all patent, trademark, copyright, confidential, proprietary, and other Intellectual Property notices and legends prescribed by law or otherwise permitted.

(c) Except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no suit, action, reissue, reexamination, public protest, interference, opposition, cancellation or other proceeding (collectively, "Suit") is pending concerning any claim or position that the Company has violated any Intellectual Property rights. Except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no claim has been threatened or asserted against the Company or its Subsidiaries or any of their indemnitees for violation of any Intellectual Property rights. To the Company's or its Subsidiaries' Knowledge, the Company is not violating and has not violated any Intellectual Property rights.

(d) Except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Suit is pending concerning any claim or position that the Company or, to the Company's or its Subsidiaries' Knowledge , another Person, has breached any Intellectual Property Contract. Except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no claim has been threatened or asserted that the Company or, to the Knowledge of the Company or its Subsidiaries, another Person, has breached any Intellectual Property Contract. Except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a breach or default by the Company, or to the Company's or its Subsidiaries' Knowledge, another Person, under any Intellectual Property Contract. Except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no party to any Intellectual Property Contract has given the Company notice of its intention to cancel, terminate or fail to renew any Intellectual Property Contract.

(e) Except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Suit is pending concerning the Owned Intellectual Property, including any Suit concerning a claim or position that the Owned Intellectual Property has been violated or is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by the Company. Except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no such claim has been threatened or asserted. Except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no valid basis for any such Suits or claims exists.

(f) Except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Suit is pending concerning the Licensed Intellectual Property, including any concerning a claim or position that the Licensed Intellectual Property has been violated or is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by the Company. Except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no such claim has been threatened or asserted and no valid basis for any such Suits or claims exists.

(g) Except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Person is violating any Business Intellectual Property.

(h) Except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company owns or otherwise holds valid rights to use all Intellectual Property used or contemplated to be used in the Business. Except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all such rights are free of all Liens and are fully assignable by the Company to any Person, without payment, consent of any Person or other condition or restriction.

(i) Except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has timely made all filings and payments with the appropriate foreign and domestic agencies required to maintain in subsistence all Registered Owned Intellectual Property. Except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and except as indicated on Schedule 4.18(i), no due dates for filings or payments concerning the Owned Intellectual Property (including without limitation office action responses, affidavits of use, affidavits of continuing use, renewals, requests for extension of time, maintenance fees, application fees and foreign convention priority filings) fall due within ninety (90) days of the Closing Date, whether or not such due dates are extendable. Except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company is in compliance with all applicable rules and regulations of such agencies with respect to Business Intellectual Property. Except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all documentation necessary to confirm and effect the Company's ownership of Owned Intellectual Property, if acquired from other Persons, has been recorded in the United States Patent and Trademark Office, the United States Copyright Office and all other appropriate offices.

(j) Except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has taken all reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets used in the business (collectively, "Business Trade Secrets") (including without limitation entering into appropriate confidentiality agreements with all officers, directors, employees, and other persons and entities with access to the Business Trade Secrets). Except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Business Trade Secrets have not been disclosed to any persons or entities other than Company employees and contractors who had a need to know and use such Business Trade Secrets in the ordinary course of employment or contract performance and who executed appropriate confidentiality agreements.

(k) Except for that which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no current or former Company employee or contractor is or was a party to any confidentiality agreement and/or agreement not to compete that restricts or forbids, or restricted or forbade at any time during such employee's employment or contractor's engagement such employee's or contractor's performance of the Company's business, or any other activity that such employee or contractor performed on behalf of the Company or in connection with such employment or engagement by the Company.

4.19 [Intentionally Omitted].

4.20 [Intentionally Omitted].

4.21 No Brokers. The Company has taken no action, other than with Rochon Capital Group, Ltd., which would give rise to any claim by any Person for brokerage commissions, finder's fees or similar payments by the Investor relating to this Agreement for the transactions contemplated hereby.

4.22 Acknowledgment Regarding the Investor's Purchase of the Common Stock. The Company acknowledges and agrees that the Investor is acting solely in the capacity of arm's length purchaser with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by the Investor or any of its respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to the Investor's purchase of the Common Stock hereunder. The Company further represents to the Investor that the Company's decision to enter into this Agreement has been based solely on the independent evaluation by the Company and its representatives. The Company has not provided to the Investor any nonpublic information that, in the opinion of the Company, is material to a decision to purchase or sell Common Stock.

4.23 Certain Transactions. Except as disclosed in the Registration Statement and the Prospectus, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and except for arm's length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from third parties and other than the grant of stock options disclosed in the Registration Statement and the Prospectus and except for the grant of stock options that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the officers, directors or employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of the Company or its Subsidiaries, any corporation, partnership, trust or other entity in which any officer, director or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.24 Securities Act of 1933. The Company has complied in all material respects with all applicable federal and state securities laws in connection with the offer, issuance and sale of the shares of Common Stock hereunder.

(i) Each Prospectus included as part of the Registration Statement as originally filed or as part of any amendment or supplement thereto, or filed pursuant to Rule 424 under the Securities Act, complied when so filed in all material respects with the provisions of the Securities Act. The SEC has not issued any order preventing or suspending the use of any Prospectus.

(ii) The Company is currently (i) eligible to register securities, including a primary offering of, and the resale of, the Common Stock purchased pursuant to this Agreement on a Registration Statement on Form S-3 under the Securities Act and (ii) in compliance with Rule 415(a)(1)(x) and Rule 415(a)(4). The Registration Statement in the form in which it became effective and also in such form as it may be when any post-effective amendment thereto became effective and the Prospectus and any supplement or amendment thereto when filed with the SEC under Rule 424(b) under the Securities Act, complied in all material respects with the provisions of the Securities Act and did not at any such times contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in the light of the circumstances under which they were made) not misleading, except for that this representation and warranty does not apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information relating to the Purchaser furnished to the Company in writing by or on behalf of the Investor expressly for use therein.

(iii) The Company has not distributed and, prior to the completion of the sale of the shares of Common Stock to the Investor, will not distribute any offering material in connection with the offer and sale of the Common Stock other than the Registration Statement, the Prospectus or other materials, if any, permitted by the Securities Act.

4.25 Foreign Corrupt Practices. Neither the Company nor any of its Subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of the Company or any Subsidiary has, in the course of his actions for, or on behalf of, the Company used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.26 Investment Company Status. The Company is not, and upon consummation of the sale of the Common Stock will not be, an "investment company," a company controlled by an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

V. COVENANTS.

5.1 Registration Rights. The Company shall comply in all respects with the terms of the registration rights contained in this Agreement.

5.2 Reservation of Common Stock. Except as disclosed in the Registration Statement and the Prospectus, the Company has reserved and will continue to reserve and keep available at all times such number of shares of Common Stock, free and clear of preemptive rights, incident to the full exercise of the Purchase Option. The Company shall reserve, in addition to the foregoing, prior to the commencement of any Purchase Period, such number of shares of Common Stock, free of preemptive rights, equal to the number of shares of Common Stock equal to the quotient of the Maximum Draw Down Amount divided by the Hard Floor Price. The number of shares so reserved from time to time, as theretofore increased or reduced as hereinafter provided, may be reduced by the number of shares actually delivered hereunder and the number of shares so reserved shall be increased to reflect (a) potential increases in the Common Stock which the Company may thereafter be so obligated to issue by reason of adjustments to the exercise price of the Purchase Option and (b) stock splits and stock dividends and distributions.

5.3 Listing of Common Stock. From the later of (i) the time the Investor exercises the Purchase Option, in whole or in part, and (ii) the date thirty (30) days from the date hereof, the Company hereby agrees to maintain the listing of the Common Stock on a Principal Market for not less than the number of shares of Common Stock issuable upon exercise of the Purchase Option, and as soon as reasonably practicable, but in any event prior to the commencement of the each Purchase Period, to list not less than the maximum number of shares of Common Stock issuable during such Purchase Period and (ii) the number of shares of Common Stock issuable upon exercise of the Purchase Option. The Company further agrees that, if the Company applies to have the Common Stock traded on any other Principal Market, it will include in such application the Common Stock then listed on a Principal Market (including Common Stock issuable upon exercise of the Purchase Option), and will take such other action as is necessary or desirable to cause the Common Stock issued or issuable hereunder to be listed on such other Principal Market as promptly as possible.

5.4 Exchange Act Registration. During the term of this Agreement, the Company will cause its Common Stock to continue to be registered under Section 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act. If required, the Company will take all action to continue the listing and trading of its Common Stock on the Principal Market and will comply in all material respects with the Company's reporting, filing and other obligations under the bylaws or rules of the NASD and the Principal Market.

5.5 Legends. The certificates evidencing the Common Stock to be issued to the Investor at each Settlement Date and upon the exercise of the Purchase Option shall be free of legends or stop transfer or other restrictions.

5.6 Corporate Existence. During the term of this Agreement, the Company will take all steps necessary to preserve and continue the corporate existence of the Company; provided, however, that nothing herein shall be construed to limit the ability of the Company to partake in any merger, asset sale or acquisition transaction involving the Company, subject to the Company complying with the terms of this Agreement.

5.7 Additional SEC Documents. During the term of this Agreement, the Company will notify the Investor, as and when all SEC Documents are submitted to the SEC for filing.

5.8 Registration Requirements. The Company shall use its best efforts to effect the registration of the Registrable Securities (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable United States state securities and takeover laws ("Blue Sky Laws") or other state laws and appropriate compliance with applicable regulations issued under the Securities Act) as would permit or facilitate the sale or distribution of all the Registrable Securities in the manner (including manner of sale) and in all states reasonably requested by the Investor for purposes of maximizing the proceeds realizable by the Investor from such sale or distribution. The Company shall enter into such customary agreements and take all such other reasonable actions in connection therewith in order to expedite or facilitate the disposition of the Registrable Securities.

5.9 Registration Procedures. The Company will keep the Investor advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its reasonable best efforts to:

(a) Permit the Investor and a single firm of counsel, initially Schulte Roth & Zabel LLP or such other counsel as thereafter designated as Investor's counsel by the Investor, to review and comment upon the Registration Statement and all amendments and supplements thereto at least five (5) days prior to their filing with the SEC, and not file any document in a form to which such counsel reasonably objects. The Company shall not submit a request for acceleration of the effectiveness of a Registration Statement or any amendment or supplement thereto without the prior approval of such counsel, which approval shall not be unreasonably withheld;

(b) The Company shall provide a CUSIP number, a transfer agent and registrar for all such Registrable Securities;

(c) If requested by the Investor, the Company shall immediately incorporate in a prospectus supplement or post-effective amendment such information as the Investor requests to be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being issued to the Investor, the Purchase Price being paid therefor by the Investor and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering; make all required filings of such prospectus supplement or post-effective amendment as soon as notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and in connection therewith supplement or make amendments to any Registration Statement if requested by the Investor;

(d) Furnish such number of Prospectuses and amendments and supplements thereto, and other documents incident thereto, as the Investor from time to time may reasonably request;

(e) Notify the Investor and its counsel (as designated in writing by the Investor) promptly, and confirm such notice (a "Notice") in writing, (i) when a Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to the Registration Statement or any post- effective amendment, when the same has become effective, and (ii) of any request by the SEC for amendments or supplements to the Registration Statement or related Prospectus or for additional information; and

(f) Upon the occurrence of any event contemplated by Sections 1.5(a)(i) and 2.4 and immediately upon the cessation of any Blocking Event, prepare, if the occurrence of such event or period requires such preparation, a supplement or post-effective amendment to the Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

5.10 Information by Investor. The Investor shall promptly furnish to the Company such information regarding the Investor and the distribution proposed by such Investor as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in Sections 5.8 and 5.9. All information provided to the Company by the Investor shall be accurate and complete in all material respects and the Investor shall promptly notify the Company if any such information becomes incorrect or incomplete.

5.11 Consolidation; Merger. The Company shall not, at any time after the date hereof, effect any merger or consolidation of the Company with or into, or a transfer of all or substantially all of the assets of the Company to, another entity unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the Investor such shares of stock and/or securities as the Investor is entitled to receive pursuant to this Agreement.

5.12 No Other Similar Agreements. The Company shall refrain from entering into any other similar agreements, arrangements or understandings granting to the Company the right to issue shares of its securities to one or more investors through an equity line or similar transaction.

5.13 Closing Date Obligations. Prior to each Closing Date, each of the Company and the Investor shall deliver all documents, instruments and writings required to be delivered or reasonably requested by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein.

5.14 Registration of Purchase Option Shares. Prior to the thirtieth day from the date hereof, the Company shall register all of the shares of Common Stock issuable upon exercise of the Purchase Option by filing with the SEC a post-effective amendment to the Registration Statement pursuant to Rule 424(b) of the Securities Act.

5.15 Compliance with Securities Laws. In accordance with Section 3.7, the Investor shall take such actions as it believes are necessary to comply with all applicable securities laws, including, without limitation, if applicable, Regulation M promulgated under the Exchange Act and the rules and regulations of the NASD.

VI. ASSIGNMENT, ENTIRE AGREEMENT, AMENDMENT, TERMINATION.

6.1 Successors and Assigns. Neither this Agreement nor any rights of the Investor or the Company hereunder may be assigned by either party to any other Person. Notwithstanding the foregoing, the Investor's rights and obligations under this Agreement may be assigned at any time, in whole, with the prior written consent of the Company (which consent shall not be unreasonably withheld) to any Affiliate of the Investor (a "Permitted Transferee"). The rights and obligations of the Investor under this Agreement shall inure to the benefit of, and be enforceable by and against, any such Permitted Transferee.

6.2 Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and supercedes all other prior oral or written agreements between the parties, their Affiliates, or persons acting on their behalf. No party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth in this Agreement or therein. Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

6.3 Publicity. Each of the Company and the Investor agrees that they will not disclose, and will not include in any public announcement, the name of the other without its prior consent, unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement. Except as may be required by law, each of the Company and the Investor shall consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

6.4 Termination.

(a) The Company may, in its sole discretion, terminate the Investor's obligation to purchase any Common Stock for the remainder of the Commitment Period; provided, however, such termination shall not effect the continuing obligations set forth in this Agreement or the provisions relating to the Purchase Option.

(b) The Investor may (in its sole and absolute discretion) terminate this Agreement and its obligation to purchase any shares of Common Stock pursuant to a Capital Demand Notice as a result of (i) a breach by the Company of any material representation, warranty, covenant or other obligation in connection with this Agreement or (ii) if the Investor reasonably determines, at any time that the adoption of, or change in, or any change in the interpretation or application of, any law, regulation, rule, guideline or treaty (including, but not limited to, changes of capital adequacy) makes it illegal or materially impracticable for the Investor to fulfill its commitment pursuant to this Agreement, but in the case of either (i) or (ii) above, the Investor may terminate this Agreement only after a 30-day period (but the Investor's right to terminate its obligation to purchase any shares of Common Stock pursuant to a Capital Demand Notice shall not be subject to any delay or contingency) in which, in the case of (i) the Company has not cured such breach as provided above, or, in the case of (ii), the parties negotiate in good faith a reasonable alternative manner not illegal or impracticable for the Investor to fulfill its commitment pursuant to this Agreement; provided, however, that such termination shall not affect the continuing obligations of the Company set forth in this Agreement or provisions relating to the Purchase Option. The Investor may also, in its sole and absolute discretion, terminate this Agreement if the Company shall fail to maintain the listing of the Common Stock on a Principal Market, or if trading of the Common Stock on a Principal Market shall have been suspended for a period of ten (10) consecutive Trading Days; provided, however, that such termination shall not affect the continuing obligations of the Company set forth in this Agreement or provisions relating to the Purchase Option. The Investor may waive, in its sole and absolute discretion, in whole or in part, any of the termination events contained in this Section 6.4.

VII. NOTICES; COSTS AND EXPENSES.

7.1 Notices. All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, (iv) transmitted by hand delivery, or (v) transmitted by facsimile and electronic mail, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice:

If to the Company, to:

Centura Software Corporation
975 Island Drive
Redwood Shores, California 94065
Attention: Richard Lucien
Facsimile No.: (650) 596-4334
E-mail: ric.lucien@centurasoft.com

With a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP
Old Federal Reserve Bank Building
400 Sansome Street

San Francisco, California 94111
Attention: Richard S. Grey
Facsimile No.: (415) 773-5759
E-mail: rsgrey@orrick.com

If to the Investor, to

MAJJES Limited.

c/o CITCO Fund Services

Corporate Centre

West Bay Road

P.O. Box 31106

SMB Grand Cayman, Cayman Islands
Facsimile No.: (345) 949-3877

With a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP
900 Third Avenue
New York, NY 10022
Attention: Eleazer N. Klein, Esq.
Facsimile No.: (212) 593-5955
E-mail: eleazer.klein@srz.com

Any notice (including, without limitation, a Capital Demand Notice, but excluding any Investor Purchase Notice) sent by one party to another with confirmation of acceptance or otherwise received in writing via courier, hand delivery or first-class mail (return receipt requested) by the Company, or, if received on any day which is not a Trading Day or after 12:00 noon on a Trading Day, shall be deemed to be delivered on the immediately succeeding Trading Day. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by facsimile or electronic mail during normal business hours of the recipient; provided, that such transmission by facsimile or electronic mail shall have been confirmed received. Notice otherwise sent as provided herein shall be deemed given on the third (3rd) business day following the date mailed or on the second business day following the date of deposit for delivery of such notice with a reputable air courier service.

7.2 Costs and Expenses. The Company shall be responsible for the Investor's reasonable (a) legal fees and related expenses incurred in entering into this Agreement and all legal fees and expenses related to filings with regulatory authorities, including the SEC and the NASD, up to a maximum amount of $40,000, and (b) out-of-pocket costs and expenses in connection with the performance of its obligations hereunder. All such fees, costs and expenses set forth in the previous sentence, that have been incurred prior to the date hereof, shall be payable upon execution and delivery of this Agreement. In addition, the Company shall be responsible for out-of-pocket costs and expenses incurred by the Investor periodically while conducting due diligence up to a maximum amount of $4,000 per calendar quarter. Notwithstanding anything contained in this Section 7.2 to the contrary, the Company shall not be responsible for any costs and expenses pursuant to this Section 7.2 in any calendar quarter in which there were no Capital Demand Notices delivered. The Company agrees to pay the Investor the amounts due under this Section 7.2 (including expenses for due diligence) that have not yet been paid within thirty (30) days following the Investor's request therefor. In the event payment is not received within such thirty (30) day period, Investor shall have the right to deduct any such amounts owed by the Company to the Investor from any amounts owed by the Investor to the Company pursuant hereto.

VIII. INDEMNIFICATION AND CONTRIBUTION.

8.1 Indemnification.

(a) To the fullest extent permitted by law, the Company will, and hereby does, indemnify, hold harmless and defend the Investor, the directors, officers, partners, employees and agents of the Investor and each Person, if any, who controls any Investor within the meaning of the Securities Act or the Exchange Act (each, an "Indemnified Person"), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, attorneys' fees, amounts paid in settlement or expenses, joint or several (collectively, "Claims"), incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC or NASD, whether pending or threatened, whether or not an indemnified party is or may be a party thereto ("Indemnified Damages"), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in a Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other Blue Sky Laws of any jurisdiction in which Registrable Securities are offered, or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which the statements therein were made, not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus if used prior to the effective date of such Registration Statement, or contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities pursuant to a Registration Statement, or (iv) any breach of any representation, warranty, covenant or agreement contained in this Agreement or any document delivered in connection with this Agreement (the matters in the foregoing clauses (i) through (iv) being, collectively, "Violations"). The Company shall reimburse the Investors and each such controlling person, promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 8.1(a): (i) shall not apply to a Claim arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by any Indemnified Person expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto, if such prospectus was timely made available by the Company; (ii) with respect to any preliminary prospectus, shall not inure to the benefit of any such person from whom the person asserting any such Claim purchased the Registrable Securities that are the subject thereof (or to the benefit of any person controlling such person) if the untrue statement or omission of material fact contained in the preliminary prospectus was corrected in the prospectus, as then amended or supplemented, if such prospectus was timely made available by the Company, and the Indemnified Person was promptly advised in writing not to use the incorrect prospectus prior to the use giving rise to a Violation and such Indemnified Person, notwithstanding such advice, used it; and (iii) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Registrable Securities by the Investor.

(b) In connection with any Registration Statement or any amendment or supplement thereto in which the Investor is participating, the Investor agrees to indemnify, hold harmless and defend, to the same extent and in the same manner as is set forth in Section 8.1(a), the Company, each of its directors, each of its officers who signs the Registration Statement, each Person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act (collectively and together with an Indemnified Person, an "Indemnified Party"), against any Claim or Indemnified Damages to which any of them may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such Claim or Indemnified Damages arise out of or are based upon any Violation, in each case to the extent, and only to the extent, that such Violation occurs in reliance upon and in conformity with written information furnished to the Company by such Investor expressly for use in connection with any Registration Statement covering Registrable Securities; and, subject to Section 8.1(c), such Investor will reimburse any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this Section 8.1(b) and the agreement with respect to contribution contained in Section 8.2 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of such Investor, which consent shall not be unreasonably withheld; provided, further, however, that the Investor shall be liable under this Section 8.1(b) for only that amount of a Claim or Indemnified Damages as does not exceed the net proceeds to such Investor as a result of the sale of Registrable Securities pursuant to such Registration Statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of the Registrable Securities by the Investor. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 8.1(b) with respect to any preliminary prospectus shall not inure to the benefit of any Indemnified Party if the untrue statement or omission of material fact contained in the preliminary prospectus was corrected on a timely basis in the prospectus, as then amended or supplemented.

(c) Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 8.1 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 8.1, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right (at its expense) to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that such indemnifying party shall diligently pursue such defense and that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the Indemnified Person or Indemnified Party, as the case may be, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. The Company shall pay reasonable fees for only one separate legal counsel for the Investor. The Indemnified Party or Indemnified Person shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or claim. The indemnifying party shall keep the Indemnified Party or Indemnified Person fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the consent of the Indemnified Party or Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Indemnified Person of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party or Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 8.1, except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

(d) The indemnification required by this Section 8.1 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.

(e) The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

8.2 Contribution. To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 8.1 to the fullest extent permitted by law; provided, however, that: (i) no contribution shall be made under circumstances where the maker would not have been liable for indemnification under the fault standards set forth in Section 8.1; (ii) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 10(f) of the Securities Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of fraudulent misrepresentation; and (iii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities.

IX. GOVERNING LAW; MISCELLANEOUS.

9.1 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws.

9.2 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event any signature page is delivered by facsimile transmission, the party using such means of delivery shall cause four (4) additional original executed signature pages to be physically delivered to the other party within five (5) days of the execution and delivery hereof.

9.3 Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

9.4 Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction; provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any party.

9.5 Survival. The representations, warranties, covenants and agreements of the parties hereto shall survive each Closing hereunder. The indemnity and contribution agreements contained in Sections 8.1 and 8.2 hereof shall survive and remain operative and in full force and effect regardless of (i) any termination of this Agreement or of the Commitment Period, (ii) any investigation made by or on behalf of any indemnified party or by or on behalf of the Company, and (iii) the consummation of the sale or successive resales of the Common Stock.

9.6 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

9.7 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

9.8 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole and "or" has the inclusive meaning represented by the phrase "and/or". Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

9.9 Equitable Relief. The Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Investor. The Company therefore agrees that the Investor shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

9.10 Consent to Jurisdiction. The parties hereto expressly submit themselves to the exclusive jurisdiction of the state and federal courts of New York, New York and of San Francisco, California in any action or proceeding relating to this Agreement or any of the other documents contemplated hereby or any of the transactions contemplated hereby or thereby. Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. The parties hereto hereby irrevocably waive any and all right to a trial by jury with respect to any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The parties hereto irrevocably and unconditionally consent to the service of process of any of the aforementioned courts in any such action, suit or proceeding by the mailing of copies thereof by registered or certified mail, return receipt requested, postage prepaid, at their respective addresses set forth or provided for herein, such service to become effective ten (10) days after such mailing. Nothing herein shall affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against the other parties in any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date hereof.

CENTURA SOFTWARE CORPORATION

By: /s/ Richard Lucien

Name: Richard Lucien
Title: Vice President, Finance and Operations and Chief Financial Officer

MAJJES LIMITED

By: /s/ Jeffrey M. Solomon

Name: Jeffrey M. Solomon
Title: Principal

APPENDIX A

DEFINED TERMS

As used in this Agreement, the following terms shall have the following meanings:

"Affiliate" shall mean, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.

"Business Intellectual Property" shall mean the Owned Intellectual Property and the Licensed Intellectual Property.

"Capital Stock" shall mean any and all shares, interests, participations or other equivalents (however designated) of corporate stock or any and all equivalent ownership interests in a Person (other than a corporation).

"Closing Date" shall mean, with respect to each purchase and sale of Common Stock subject to the conditions contained herein, each Trading Day that the Investor delivers an Investor Purchase Notice.

"Commitment Period" shall mean the period commencing on the date hereof and expiring on the earliest to occur of (a) the election by the Company or the Investor to terminate the Investor's obligation to purchase Common Stock pursuant to Section 6.4 herein, (b) the date this Agreement is terminated pursuant to Section 1.5, (c) the date occurring on the three year anniversary of the date hereof, (d) the date that the Investor has purchased an aggregate of $100 million of Common Stock that it had been obligated to purchase pursuant to Capital Demand Notices (without regard to the Purchase Option) or (e) the date that the Investor has purchased an aggregate of $120 million of Common Stock (without regard to (i) whether it was obligated to so purchase or (ii) the Purchase Option).

"Due Diligence Period" shall mean (i) with respect to the first Capital Demand Notice delivered by the Company hereunder, the period commencing on the Trading Day that the Company delivers or makes available all of the Due Diligence Materials and ending on the seventh (7th) Trading Day thereafter or (ii) with respect to each subsequent Capital Demand Notice, the period commencing on the Trading Day that the Company delivers or makes available the Due Diligence Materials and ending on the later of (x) the second (2nd) Trading Day thereafter or (y) if there have been more than forty-five (45) days since the end of the immediately preceding Purchase Period, the fifth (5th) Trading Day after the beginning of such Due Diligence Period.

"Due Diligence Request List" shall mean, (i) with respect to the initial due diligence review conducted by the Investor, its advisors and representatives, the form of initial due diligence request list previously delivered to the Company by the Investor or (ii) with respect to subsequent due diligence reviews conducted by the Investor, its advisors and representatives, the form of subsequent due diligence request lists previously delivered to the Company by the Investor.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

"Governmental Entity" shall mean any federal, state, local or foreign legislative body, court, government, department or instrumentality, or governmental, administrative or regulatory authority or agency.

"Hard Floor Price" shall be set by the Company in its sole discretion in each Capital Demand Notice and such Hard Floor Price may be different in each Capital Demand Notice, provided, however, that the Hard Floor Price may not be less than $2.00 per share.

"Intellectual Property" shall mean all foreign and domestic (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a's, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registration for the foregoing, and all goodwill associated therewith and symbolized thereby, including all extensions, modifications and renewals of same (collectively, "Trademarks"); (ii) inventions, discoveries and ideas, whether patentable or not, and all patents, registrations, and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, "Patents"); (iii) confidential and proprietary information, trade secrets and know-how, including processes, schematics, formulae, drawings, prototypes, models, designs and customer lists (collectively, "Trade Secrets"); (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, "Copyrights"); and (v) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof (collectively, "Other Proprietary Rights").

"Intellectual Property Contracts" shall mean all agreements concerning the Business Intellectual Property, including without limitation agreements granting the Company rights to use the Licensed Intellectual Property, agreements granting rights to use Owned Intellectual Property, confidentiality agreements, Trademark coexistence agreements, Trademark consent agreements and nonassertion agreements.

"Knowledge" shall mean the actual awareness or understanding of the executive officers of the Company after diligent inquiry.

"Licensed Intellectual Property" shall mean the Intellectual Property rights that the Company is licensed or otherwise permitted by other Persons to use.

"Material Adverse Effect" shall mean any material adverse effect on (i) the business, operations, properties, conditions (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to enter into and perform its obligations under this Agreement under the agreements or instruments to be entered into or filed in connection herewith or therewith.

"Maximum Draw Down Amount" shall mean the maximum dollar amount the Investor may pay the Company for shares of Common Stock pursuant to a Capital Demand Notice, which number shall be equal to 120% of the Minimum Draw Down Amount specified in such Capital Demand Notice.

"Minimum Draw Down Amount" shall mean the minimum dollar amount the Investor is obligated to pay the Company for shares of Common Stock pursuant to a Capital Demand Notice; provided, however, that the Minimum Draw Down Amount shall be subject to the limitations in Sections 1.1 and 1.2.

"Owned Intellectual Property" shall mean Intellectual Property owned by the Company.

"Person" shall mean an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or subdivision thereof.

"Plans" means every employee benefit plan (whether or not subject to ERISA), including, but not limited to, each retirement, pension, savings, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, death, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, vacation, incentive or other compensation plan or arrangement or other employee benefit for the benefit of employees or former employees (or dependents or beneficiaries thereof) of the Company (or as to which the Company may otherwise have any liability (whether actual or contingent), whether funded, insured or self-funded or whether written or oral, maintained, contributed to or required to be contributed to by the Company or any of member of its controlled group (determined in accordance with Section 4001(a)(14) of ERISA).

"Principal Market" shall mean the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market, whichever is at the time or becomes the principal trading exchange or market for the Common Stock.

"Prospectus" shall mean the prospectus included in any Registration Statement, as amended or supplemented by any Prospectus supplement, including post-effective amendments, and all material incorporated by reference in such Prospectus.

"Purchase Option Exercise Date" shall mean the date hereof.

"Purchase Option Exercise Price" shall mean $4.60, subject to adjustment pursuant to Section 1.6(b).

"Purchase Option Expiration Date" shall mean the earliest to occur of (i) the third anniversary of the Purchase Option Exercise Date, (ii) the exercise in full of the Purchase Option and (iii) if the Investor shall fail to satisfy its obligation to purchase shares of Common Stock under this Agreement and such failure shall continue without cure for a period of ten (10) Trading Days after the Investor's receipt of a notice from the Company stating that the Company reasonably believes that the Investor has failed to so satisfy its obligation, the Trading Day immediately following the last Trading Day of such ten (10) Trading Day period.

"Purchase Option Share Amount" shall mean 434,783 shares, subject to adjustment pursuant to Section 1.6(b).

"Purchase Period" shall mean the period commencing at the opening of the first (1st) Trading Day following the expiration of the Due Diligence Period and ending at the closing of the (10th) Trading Day thereafter, provided, however, for any Purchase Period after the initial Purchase Period, no Purchase Period shall begin before the sixth (6) Trading Day following the end of the previous Purchase Period.

"Purchase Period Obligation" shall mean, during any Purchase Period, the lesser of (i) the Minimum Share Amount and (ii) the sum of the Qualified Daily Trading Limit for each Trading Day during such Purchase Period; provided, that the Purchase Period Obligation may be deemed to be zero, at the Investor's sole option, if the VWAP shall be below the Hard Floor Price for five consecutive Trading Days during such Purchase Period.

"Purchase Price" shall mean 96% of the volume weighted average of the five (5) Trading Days with the lowest VWAP during any Purchase Period; provided, that if the VWAP for any Trading Day during the Purchase Period is at or below the Hard Floor Price, the VWAP for such day shall be deemed to be the Hard Floor Price.

"Qualified Daily Trading Limit" shall mean 10% of the number of shares of Common Stock traded on each Trading Day of any Purchase Period, as reported by Bloomberg Financial LP using the AQR function; provided, that the Qualified Daily Trading Limit shall be zero for any Trading Day that the VWAP is below the Hard Floor Price; provided, further, that no block trade(s) greater than 100,000 shares shall be considered in determining the Qualified Daily Trading Limit.

The terms "register," "registered" and "registration" shall refer to a registration effected by preparing and filing an appropriate registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

"Registered" shall mean issued, registered, renewed or the subject of a pending application.

"Registrable Securities" shall mean any shares of Common Stock issued or issuable to the Investor or any holder or transferee pursuant to this Agreement, or other securities issued or issuable to the Investor or any holder or transferee upon the exercise of the Purchase Option and any shares of Capital Stock issued or issuable with respect to the foregoing as a result of any stock split, stock dividend, recapitalization, exchange or similar event.

"SEC Disclosure Document" shall mean any filing with the SEC pursuant to the Securities Act or the Exchange Act in which the Company is obligated to keep its public disclosure current.

"SEC Filings" shall mean the Company's Form 10-K for the fiscal year ended December 31, 1999, as amended, its Form 10-Q for the fiscal quarters ended June 30, 2000 and March 31, 2000, its Form 8-K dated January 5, 2000, and all other filings made by the Company after the date hereof pursuant to the Exchange Act.

"Securities Act" shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

"Settlement" shall mean the delivery of shares of Common Stock into the Investor's DTC account in exchange for payment therefor.

"Settlement Date" shall mean, with respect to each purchase and sale of Common Stock, subject to the conditions contained herein, the Trading Day no later than three days following each Closing Date.

"Tax Return" shall mean any report, return, information statement or other information required to be supplied to any federal, state, local or foreign taxing authority, or any election permitted to be made, in connection with Taxes.

"Taxes" shall mean all taxes, charges, fees, levies, duties or other assessments, including without limitation all net income, gross income, gross receipts, franchise, value added, sales, use, property, ad valorem, transfer, withholding, profits, license, employee, payroll, social security, unemployment, excise, estimated, severance and any other taxes, duties, withholdings, fees, assessments or charges of any kind whatsoever, including any interest, penalties or additional amounts attributable thereto, imposed by any federal, state, local or foreign taxing authority.

"Trading Day" shall mean any day (from 9:30 a.m. to 4:00 p.m., eastern time) during which the Principal Market shall be open for business and on which trading of the Common Stock on the Principal Market shall not have been suspended or limited.

"VWAP" shall mean the daily volume weighted average price per share (based on a trading day from 9:30 a.m. to 4:00 p.m., eastern time) of the Common Stock on the Principal Market (or any successor thereto) as reported by Bloomberg Financial LP using the AQR function.

EXHIBIT 1.3(a)

DRAW DOWN NOTICE

Reference is made to the Common Stock Purchase Agreement dated as of September 12, 2000 (the "Purchase Agreement") between Centura Software Corporation, a Delaware corporation (the "Company"), and MAJJES Limited (the "Investor"). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement.

In accordance with and pursuant to Section 1.3(a) of the Purchase Agreement, the Company hereby issues this irrevocable Capital Demand Notice for the draw down amounts indicated below.

Minimum Draw Down Amount:	[____________________________]
Maximum Draw Down Amount:	[____________________________]*
Hard Floor Price:	[____________________________]

The Investor, subject to the limitations, terms and conditions contained in the Purchase Agreement, is obligated to purchase the Minimum Share Amount during the Purchase Period relating to this Capital Demand Notice. The Purchase Period shall begin on [            ] and end on [             & nbsp;]. The Common Stock of the Company to be purchased pursuant to this Capital Demand Notice are registered under the Registration Statement and listed on the Principal Market.

Dated: ______________________ CENTURA SOFTWARE CORPORATION

By:

Name:

Title:

Facsimile No.:

Agreed and Acknowledged:

MAJJES Limited

By: _______________________

Name:

Title:

EXHIBIT 1.3(b)

INVESTOR PURCHASE NOTICE

Reference is made to the Common Stock Purchase Agreement dated as of September 12, 2000 (the "Purchase Agreement") between Centura Software Corporation, a Delaware corporation (the "Company"), and MAJJES Limited (the "Investor"). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement.

In accordance with and pursuant to Section 1.3(b) of the Purchase Agreement, the Investor hereby delivers this Investor Purchase Notice to the Company for the share amount indicated below.

Number of Shares:	[____________________________]

Dated: ______________________ MAJJES LIMITED

By:

Name:

Title:

EXHIBIT 1.4(a)

ACCOUNT DESIGNATION NOTICE

__________ __, 2000

______________

[Address]

Attn: [ ]

Dear [ ]:

Reference is made to that certain Common Stock Purchase Agreement (the "Purchase Agreement") dated as of September 12, 2000 by and among Centura Software Corporation, a Delaware corporation (the "Company"), and MAJJES Limited. You are hereby authorized and directed to wire transfer funds in the amount of _______________ to the Company's account, in accordance with the following wire transfer instructions:

Bank:

Account No.:

ABA No.:

Very truly yours,

Centura Software Corporation

By: ____________________________

Name:

Title:

EXHIBIT 1.5(a)(i)

NOTICE OF BLOCKING PERIOD

[Letterhead of Centura Software Corporation]

__________ __, 200__

[______________]

[Address]

Attn.: [ ]

Ladies and Gentlemen:

Reference is made to that certain Common Stock Purchase Agreement (the "Agreement"), dated as of September 12, 2000, by and among Centura Software Corporation, a Delaware corporation (the "Company"), and MAJJES Limited (the "Investor"). Capitalized terms which are defined in the Agreement are used herein as so defined.

This letter shall serve as our notice to you that [the effectiveness of the Registration Statement has been withdrawn or suspended] [the Common Stock issuable under the Agreement is no longer validly listed on the Principal Market] [we have failed to satisfy the requirements of Section 2.2 or 2.3 of the Agreement] [[we have failed to comply with] [there has been an interruption in compliance with] the covenants set forth in Article V of the Agreement] (the "Blocking Event") and that you are not obligated to purchase any shares from us under the Agreement so long as the Blocking Event is continuing. You hereby agree that so long as the Blocking Event is continuing you shall not dispose of, sell or offer to sell any Registrable Securities pursuant to the Registration Statement until you receive (i) copies of the supplemented or amended Prospectus, or until counsel for the Company shall have determined that no additional disclosure is required by supplement or amendment due to subsequent events, (ii) notice in writing from us that the use of the Prospectus may be resumed and (iii) copies of any additional or supplemental filings that are incorporated by reference in the Prospectus. If so directed by us in connection with any such notice, you will deliver to us (at our expense) all copies, other than permanent file copies then in your possession, of the prospectus covering such Registrable Securities that was current immediately prior to the time of receipt of such notice.

Please execute this letter in the space indicated to acknowledge your agreement to act in accordance with this notice. Should you have any questions concerning this matter, please contact Richard Lucien, Centura Software Corporation, 975 Island Drive, Redwood Shores, California, (650) 596-4334.

CENTURA SOFTWARE CORPORATION

By: _____________________

Name:

Title:

THE FOREGOING INSTRUCTIONS

ARE ACKNOWLEDGED AND AGREED TO

this ___ day of _________, 200_

MAJJES LIMITED

By:

Name:

Title:

EXHIBIT 2.2(g)

______________, 2000

MAJJES Limited

c/o CITCO Fund Services

Corporate Centre

West Bay Road

P.O. Box 31106

SMB Grand Cayman, Cayman Islands

Ladies and Gentlemen:

Description of Representation

We have acted as counsel to Centura Software Corporation, a Delaware corporation (the "Company"), in connection with the negotiation, execution and delivery of the Common Stock Purchase Agreement (the "Purchase Agreement"), dated as of the date hereof, by and among the Company and you [and the issuance and sale of Common Stock, $0.01 par value per share]. This opinion is being rendered to you pursuant to Section 2.2(g) of the Purchase Agreement. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to such terms in the Purchase Agreement.

Materials Examined

In this regard, we have examined executed originals or copies of the following, copies of which have been delivered to you:

      The Certificate of Incorporation and the Bylaws of the Company, as amended to the date hereof, and the resolutions of the Board of Directors adopted at a meeting on August 8, 2000 relating to the issuance and sale of the Common Stock pursuant to the Purchase Agreement and certain other matters, all as certified by the Secretary of the Company.

      The Purchase Agreement;

      The Registration Statement on Form S-3 (File No. 333- 44084);

      The certificates of certain state authorities and filing officers, copies of which are being delivered or have been delivered to you;

      An officer's certificate of the Company, delivered to us and dated as of the date hereof (the "Factual Certificate");

      The contracts to which the Company is a party which have been filed as or incorporated by reference as exhibits to the SEC Filings (the "Material Contracts"); and

      Such other instruments, corporate records, certificates and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed.

Opinions

Based upon such examination and in reliance thereon and having regard for legal considerations which we deem relevant, we are of the following opinion:

      The Company is a corporation validly existing and in good standing under the laws of Delaware, and has the requisite corporate power to own, lease and operate its properties and to conduct its business as presently conducted. Each of the U.S. Subsidiaries listed on Exhibit 1 hereto is a corporation validly existing and in good standing under the laws of the state of its incorporation.
      The Company is qualified as a foreign corporation to do business in the State of California, and based solely upon the Factual Certificate, is in good standing in each state in which such qualification is necessary to conduct its business other than those in which the failure to so qualify would not have a material adverse effect on the business, operations, condition (financial or otherwise), results of operation or prospects of the Company.
      The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Purchase Agreement, including the issuance of the Common Stock (including the issuance of the Common Stock pursuant to the Purchase Option) in accordance with the terms thereof, and the execution, delivery and performance of the Purchase Agreement by the Company and the consummation by it of the transactions contemplated therein have been duly authorized by the Company's Board of Directors and no further consent or authorization of the Company, its Board of Directors or its stockholders is required therefor, except that the Company's stockholders may be required, if the number of authorized shares of Common Stock would not be not sufficient to issue the maximum number of shares of Common Stock requested to be issued in a Capital Demand Notice, to increase the number of authorized shares of Common Stock, prior to the delivery by the Company of a Capital Demand Notice, to an amount that would be sufficient to issue the maximum number of shares of Common Stock so requested in such Capital Demand Notice; provided, that no further consent or authorization is required by the Company, its Board of Directors or its stockholders, without exception, for the reservation for issuance or the issuance of the shares of Common Stock issuable upon exercise of the Purchase Option. The Purchase Agreement has been duly executed and delivered by the Company. The Purchase Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.
      The Common Stock to be issued by the Company pursuant to the terms of the Purchase Agreement (including the shares issuable upon exercise of the Purchase Option), upon issuance and delivery against payment therefor in accordance with the terms thereof, will be duly authorized, validly issued, fully paid and non- assessable, and based solely on the Factual Certificate, free of all liens and encumbrances. The shares issuable upon exercise of the Purchase Option have been duly authorized and reserved for issuance as of the date hereof. Based solely upon the Factual Certificate and the Material Contracts, no third party or stockholder of the Company has contractual preemptive rights with respect to such Common Stock. No stockholder of the Company has noncontractual preemptive rights with respect to such Common Stock. [434,783] shares of Common Stock, which is sufficient to meet the Company's obligations to issue [the maximum number of shares of Common Stock issuable in connection with the Capital Demand Notice under which this opinion is required pursuant to the Purchase Agreement and] the shares of Common Stock issuable upon exercise of the Purchase Option, have been duly reserved by the Company.
      As of August 31, 2000 and based solely on the actions taken by the Company's Board of Directors, the Factual Certificate and oral representations made to us by the Company's transfer agent [and the Company's stockholder records made available to us by the Company's transfer agent], the capitalization of the Company is as set forth in the Registration Statement and Prospectus or as set forth in the Purchase Agreement. Based solely upon the Factual Certificate and except as set forth in Schedule 4.2(a) to the Purchase Agreement, no third party or stockholder of the Company has contractual preemptive rights with respect to such Common Stock. No stockholder of the Company has noncontractual preemptive rights with respect to such Common Stock. Based solely upon the Factual Certificate and except as set forth in Schedule 4.2(a) to the Purchase Agreement, the stockholders of the Company have no rights of first offer, rights of first refusal or rights to an adjustment in an exercise or conversion price of securities convertible into or exercisable for shares of Common Stock (or the right to receive additional shares of Common Stock pursuant thereto), based on the issuance of Common Stock pursuant to the Purchase Agreement.
      To our knowledge, no authorization, approval of or qualification with any governmental authority or court is required for the performance by the Company of its obligations under the Purchase Agreement, except any filings to be made pursuant to any applicable federal or state securities laws, including any filings to be made in connection with the stockholder approval to the extent such approval is required to be obtained as described in paragraph 3 above.
      To our knowledge and except as disclosed in the Purchase Agreement and the related schedules thereto and in the SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body or any governmental agency or self-regulatory organization pending or threatened against the Company which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
      The execution, delivery, performance and compliance by the Company with the terms of the Purchase Agreement do not (a) conflict with or violate the Company's Certificate of Incorporation or Bylaws; (b) violate or constitute a breach of or a default (or an event which, with the giving of notice or lapse of time or both, constitutes or would constitute a default) under any of the Material Contracts, the violation, breach or default of which would have a Material Adverse Effect (it being understood that for the purposes of this paragraph 8, when reviewing the Material Contracts that are governed by the laws of any jurisdiction other than California, we have interpreted such Material Contracts according to their plain meaning); (c) conflict with, violate or constitute a default under any judgment, decree or order of which we have knowledge and that is applicable to the Company; or (d) conflict with or violate any law statute, rule or governmental regulation applicable to the Company.
      The Registration Statement has become effective under the Securities Act, and to our knowledge, no stop order suspending its effectiveness has been issued and no proceedings for that purpose have been instituted or are threatened, pending or contemplated.
      The Registration Statement and the Prospectus comply as to form in all material respects with the requirements of the Securities Act of 1933 and the applicable rules and regulations of the SEC thereunder, except that in each case we express no opinion with respect to the financial statements, schedules, and other financial or accounting data contained in the Registration Statement or the Prospectus.
      The Company is not an "investment company" or any entity "controlled" by an "investment company," as such term is defined in the Investment Company Act of 1940, as amended.

In the process of our review of the Registration Statement and the Prospectus, we have participated in conferences with [your representatives and] representatives of the Company concerning the Registration Statement and the Prospectus and have considered matters required to be stated therein and the statements contained therein, although we have not independently verified the accuracy, completeness or fairness of such statements. [Although we did not participate in the preparation of the Company's most recent Annual Report on Form 10-K and quarterly report on Form 10-Q incorporated by reference in the Registration Statement, we reviewed such documents and met in conferences with [your representatives and] representatives of the Company, during which portions of such documents and related matters were discussed.] Based upon and subject to the foregoing, nothing has come to our attention to cause us to believe that the Registration Statement [(including the Company's most recent Annual Report on Form 10-K and quarterly report on Form 10-Q incorporated by reference therein)], at the time it became effective, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or that the Prospectus [(including the Company's most recent Annual Report on Form 10-K and quarterly report on Form 10-Q incorporated by reference therein)], at its issue date and as of the date hereof contained or contains, as applicable, an untrue statement of a material fact or omitted or omits, as applicable, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that we have not been requested to and do not make any comment in this paragraph with respect to the financial statements, schedules and other financial and statistical information contained in the Registration Statement or the Prospectus).

Certain Assumptions

With your permission we have assumed (without investigation) the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy, and completeness of the information, factual matters, representations and warranties made by you and the Company (with respect to factual matters) contained in the records, documents, instruments and certificates we have reviewed (including, without limitation, the Purchase Agreement and the Factual Certificate); (d) except as specifically covered in the opinions set forth above, the due authorization, execution, and delivery on behalf of the respective parties thereto of documents referred to herein and the legal, valid, and binding effect thereof on such parties; (e) the compliance by you (if you are a corporation or other entity) with any applicable requirements to file returns and pay taxes under the California Franchise Tax Law; (f) the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions, although no such extrinsic evidence is presently known to us; and (g) that the Purchase Agreement is governed by New York law.

In rendering our opinion set forth in clause (b) of paragraph 8, as such opinion pertains to the Loan and Security Agreement by and between Centura Software Corporation and Coast Business Credit dated as of January 19, 1998 and amended as of February 9, 2000, we have relied solely on the Factual Certificate. In rendering the opinion set forth in paragraph 6 above, we have relied upon your representations and warranties as set forth in the Purchase Agreement. In rendering the opinion expressed in paragraph 7 above, please note that we have not conducted searches of the dockets of any court or administrative agency whatsoever. With respect to our opinion set forth in paragraph 9 above, we have relied solely upon oral representations from the staff of the Commission. In rendering the opinion set forth in paragraph 10 above, in passing on the form of such documents, we have necessarily assumed the correctness and completeness of the statements made therein.

Certain Limitations and Qualifications

Whenever a statement herein is qualified by the phrases "known to us," "to our knowledge," or similar phrases, it is intended to indicate that, during the course of our representation of the Company no information that would give us current actual knowledge of the inaccuracy of such statement has come to the attention of those attorneys presently in this firm who have rendered more than twenty hours of legal services to the Company in the past six months. However, we have not undertaken any independent investigation or review to determine the accuracy of any such statement, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation or review; no inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Company.

We express no opinion as to: (a) matters of law other than the law of the State of California with respect to the opinions set forth in paragraphs 1, 2, 6, 7 and 8 above, the law of the State of New York with respect to the opinions set forth in paragraphs 3, 6, 7 and clauses (a) (b) and (d) of paragraph 8 above, the Delaware General Corporation Law with respect to the opinions set forth in paragraphs 1, 3, 4, 5, 6, 7 and clauses (a) (b) and (d) of paragraph 8 above, and the federal law of the United States of America; (b) the past, present, or future fair market value of any of the capital stock of the Company; (c) compliance or non-compliance with applicable federal and state securities laws (other than as set forth in paragraphs 6, 9 and 10 above) and antifraud statutes and rules and regulations thereunder; or (d) the legality or enforceability of any covenants or provisions relating to non-competition agreements. As you know, we are not licensed to practice in the State of Delaware, and our opinions as matters governed by Delaware law are based solely on a review of a standard compilation of the Delaware General Corporation Law.

Our opinion that any document is valid, binding, or enforceable in accordance with its terms is qualified as to:

      limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally;

      rights to indemnification and contribution which may be limited by applicable law or equitable principles;
      general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law; and
      the unenforceability under certain circumstances of provisions expressly or by implication waiving broadly or vaguely stated rights, the benefits of statutory or constitutional provisions, unknown future rights, defenses to obligations or rights granted by law, where such waivers are against public policy or prohibited by law.

Use of Opinion

This opinion letter is solely for your benefit in connection with the transaction covered by the first paragraph of this letter and may not be relied upon or used by, circulated, quoted or referred to, nor may copies hereof be delivered to, any other person without our prior written approval, except that Rochon Capital Group, Ltd. may rely on this opinion letter. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

Very truly yours,

EXHIBIT 2.2(l)

IRREVOCABLE TRANSFER AGENT INSTRUCTIONS

CENTURA SOFTWARE CORPORATION

__________ __, 200__

[Insert Name and

Address of Transfer Agent]

Attn.: Compliance Department

Ladies and Gentlemen:

Reference is made to that certain Common Stock Purchase Agreement dated as of September 12, 2000 (the "Agreement") by and among Centura Software Corporation, a Delaware corporation (the "Company"), and MAJJES Limited (the "Investor"). Capitalized terms which are defined in the Agreement are used herein as so defined.

This letter shall serve as our irrevocable authorization and direction to you (provided that you are acting as the transfer agent of the Company at such time) to issue shares of Common Stock of the Company to, or upon the order of, the Investor from time to time upon the Investor's delivery to you of Transfer Agent Instructions in the form attached hereto as Exhibit A.

You acknowledge and agree that so long as the Registration Statement covering resales of the Common Stock remains effective under the Securities Act of 1933, as amended, then you shall electronically issue within three (3) Business Days [             & nbsp; ] shares of Common Stock, par value $0.01 per share of the Company through the Depository Trust Company or through the Deposit Withdrawal Agent System, and such Common Stock shall not bear any legend restricting transfer of the Common Stock thereby and should not be subject to any stop-transfer restriction.

Please be advised that the Investor is relying upon this letter as an inducement to enter into the Agreement and, accordingly, the Investor is a third party beneficiary to these instructions.

Please execute this letter in the space indicated to acknowledge your agreement to act in accordance with these instructions. Should you have any questions concerning this matter, please contact Richard Lucien, Centura Software Corporation, 975 Island Drive, Redwood Shores, California, (650) 596-4334.

CENTURA SOFTWARE CORPORATION

By: _____________________

Name:

Title:

THE FOREGOING INSTRUCTIONS

ARE ACKNOWLEDGED AND AGREED TO

this ___ day of September, 2000

[INSERT NAME OF TRANSFER AGENT]

By:

Name:

Title:

Enclosures

cc: MAJJES Limited

Jeffrey Solomon

Schulte Roth & Zabel LLP

Eleazer N. Klein, Esq.

EXHIBIT A

TRANSFER AGENT INSTRUCTIONS

The undersigned hereby requests that __________ shares of Common Stock, par value $0.01 per share of CENTURA SOFTWARE CORPORATION be electronically issued and delivered as follows:

ISSUE TO:

(NAME)

(ADDRESS, INCLUDING ZIP CODE)

(SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER)

DELIVER TO:

(NAME)

(ADDRESS, INCLUDING ZIP CODE)

[ ]

(INSTRUCTIONS FOR ELECTRONIC DELIVERY)

MAJJES LIMITED

By

Name:

Title: